Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

COYOTE ULTIMATE HOLDINGS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

AMPAC INTERMEDIATE HOLDINGS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

AND

NEWMARKET CORPORATION

(A VIRGINIA CORPORATION),

DECEMBER 1, 2023

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SCHEDULES

Schedule 1.01(a)	-	Accounting Principles

Schedule 1.01(b)	-	Permitted Liens

Schedule 2.03(c)	-	Repaid Indebtedness

Schedule 3.01(h)	-	Third Party Notices

Schedule 5.02	-	Subsidiaries

Schedule 5.03(b)	-	Authorization; No Breach

Schedule 5.04	-	Governmental Consents

Schedule 5.05(c)	-	Capitalization

Schedule 5.06(a)	-	Financial Statements

Schedule 5.06(b)	-	Indebtedness

Schedule 5.06(c)	-	Accounts Receivable

Schedule 5.06(d)	-	Inventory

Schedule 5.07	-	Absence of Undisclosed Liabilities

Schedule 5.08(b)	-	Absence of Certain Developments

Schedule 5.09(b)	-	Leased Real Property

Schedule 5.09(c)	-	Owned Real Property

Schedule 5.09(d)	-	Title Issues

Schedule 5.10	-	Tax Matters

Schedule 5.11(a)	-	Contracts and Commitments

Schedule 5.11(b)	-	Defaults and Breaches

Schedule 5.12(a)	-	Intellectual Property

Schedule 5.13	-	Litigation

Schedule 5.14(a)	-	Employee Benefit Plans

Schedule 5.14(g)	-	Plan Deficiencies

Schedule 5.14(j)	-	Certain Payments

Schedule 5.15(a)(i)	-	Employees

Schedule 5.15(a)(ii)	-	Independent Contractors

Schedule 5.15(b)	-	Organizing Activities

Schedule 5.16	-	Insurance

Schedule 5.17	-	Environmental Matters

Schedule 5.18	-	Affiliated Transactions

Schedule 5.19	-	Brokerage

Schedule 5.20(a)	-	Permits

Schedule 5.20(b)	-	Compliance with Laws

Schedule 5.21	-	International Trade Compliance

Schedule 5.22(a)	-	Customers and Suppliers

Schedule 5.23(a)	-	Government Contracts

Schedule 5.23(i)(B)	-	Government Contract Audits

Schedule 5.23(p)	-	Government Contracts; Consent and Notice

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Schedule 5.25(b)	-	Product Liability

Schedule 6.04	-	Governmental Bodies; Consents

Schedule 7.01(b)	-	Conduct of the Business

Schedule 7.06	-	Payoff Letters

Schedule 13.03	-	Notices

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	R&W Insurance Policy
Exhibit C	-	Form of Consulting Termination Agreement
Exhibit D	-	Rules of Engagement for Firm
Exhibit E	-	Form of Company Closing Certificate
Exhibit F	-	Form of Seller Closing Certificate
Exhibit G	-	Form of Purchaser Closing Certificate
Exhibit H	-	Working Capital

Exhibit I	-	Form of Redemption Agreement

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2023, is made by and among (i) Coyote Ultimate Holdings, LLC, a Delaware limited liability company (“Seller”), (ii) AMPAC Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), and (iii) NewMarket Corporation, a Virginia corporation (“Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, Seller owns all of the issued and outstanding Units of the Company (the “Company Units”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Company Units;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Purchaser’s willingness to enter into this Agreement, the AE Consultants have delivered to Purchaser the Sponsor Side Letter; and

WHEREAS, immediately prior to Closing, on the Closing Date, the Company and certain of its direct and indirect subsidiaries will consummate the transactions described in the Redemption Agreement, dated and effective as of the Closing Date, in the form attached hereto as Exhibit I (the “Redemption Agreement”, and such transaction, the “Redemption”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means the methods, policies, practices, procedures and classifications set forth on Schedule 1.01(a).

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“AE Consultants” means, collectively, the AE Industrial Consultant and the AE Operating Consultant.

“AE Industrial Consultant” means AE Industrial Partners, LP, a Delaware limited partnership (f/k/a AE Industrial Partners, LLC).

“AE Operating Consultant” means AE Industrial Operating Partners, LLC, a Delaware limited liability company.

“AE Consulting Agreement” means that certain Consulting Agreement, dated as of February 6, 2020, by and between the AE Industrial Consultant and APC, as amended by that certain Amendment No. 1 to Consulting Agreement, dated as of June 30, 2020 and effective as of July 1, 2020, by and among the AE Consultants and APC.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“Ancillary Agreement” means the Escrow Agreement, Consulting Termination Agreement, the Redemption Agreement, the Sponsor Side Letter, the transfer power delivered pursuant to Section 2.03(a) and the certificates delivered pursuant to Section 3.01(d), Section 3.01(e), and Section 3.02(c).

“Anticorruption Laws” means all laws, rules and regulations of any jurisdiction that are applicable to any of the Acquired Companies from time to time concerning or relating to commercial or official bribery or corruption of any kind, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and comparable provisions of the Laws of any other jurisdiction in which the Acquired Companies operate.

“APC” means American Pacific Corporation, a Delaware corporation.

“Audited Financial Statements” is defined in Section 5.06(a).

“Authorized Representative” is defined in Section 7.02.

“Business” means the business conducted by the Company and its Subsidiaries as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Business Systems” means all information technology and computer systems and networks (including computer software, websites, servers, systems, interfaces, networks, platforms, peripherals, devices, information technology and telecommunication hardware and other equipment) used in the transmission, storage, maintenance, organization, presentation, protection, generation, processing or analysis of data and information, including Company Data (whether or not in electronic format), and that are owned, leased or otherwise used by the Company or any of its Subsidiaries.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents (including demand deposits, money markets or similar accounts, short-term investments, and marketable securities with a maturity date of three (3) months or less from the Closing Date) of the Company or any of its Subsidiaries, in each case calculated in accordance with the Accounting Principles, including the aggregate amount of all checks issued or funds transmitted to the Company or any of its Subsidiaries that have been deposited or are available for deposit in any Acquired Company’s bank account but that have not yet cleared, and increased for the amount of all fees and expenses, if any, which in accordance with this Agreement, are the responsibility of Purchaser, to the extent paid by the Company or any of its Subsidiaries at or prior to the Closing, but excluding (i) the aggregate amount of all checks issued and mailed or funds transmitted by the Company or any of its Subsidiaries to a third party that have not yet cleared and (ii) any amounts of Restricted Cash.

“Chosen Courts” is defined in Section 13.12(a).

“Closing” is defined in Section 2.02.

“Closing Balance Sheet” is defined in Section 2.04(b).

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of immediately prior to the Closing, plus (iii) the amount of Cash as of the Measurement Time (such amount being reduced for any payments made between the Measurement Time and Closing, other than payments to unaffiliated third-party trade creditors in the ordinary course of business in respect of liabilities included in Working Capital which are taken into account in calculating the Closing Working Capital), minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (vi) all Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.

“Closing Date” is defined in Section 2.02.

“Closing Statement” is defined in Section 2.04(b).

“Closing Working Capital” means Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Data” means, individually or collectively, Personal Data in the possession of, or entrusted to a third party by, the Company or any of its Subsidiaries, Confidential Information of the Company or any of its Subsidiaries or User Data in the possession of, or entrusted to a third party by, the Company or any of its Subsidiaries.

“Company Documents” is defined in Section 5.03(a).

“Company Intellectual Property” is defined in Section 5.12(a).

“Company Pension Plan” means, collectively, the American Pacific Corporation Defined Benefits Pension Plan and the American Pacific Corporation Supplemental Executive Retirement Plan.

“Company Privacy Policy” means each external or internal privacy policy of the Company or any of its Subsidiaries and each past privacy policy of the Company or any of its Subsidiaries (but only with respect to obligations and terms in such past privacy policies that are currently binding on the Company or any of its Subsidiaries) to the extent relating to: (a) the privacy of users of any Company Website; (b) the collection, storage, disclosure and transfer of any User Data or Personal Data; or (c) the treatment of any employee Personal Data.

“Company Units” is defined in the Recitals.

“Company Website” means any public or private website owned or maintained or operated at any time by or on behalf of the Company or any of its Subsidiaries.

“Competitive Transaction” is defined in Section 6.04.

“Confidential Information” means any data or information with respect to the Business conducted by the Company or its Affiliates that is valuable to any Acquired Company and/or material to any Acquired Company’s business operations and is not generally known by the public, including business and trade secrets and other competitively sensitive information. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (A) products, product specifications, data, know-how, designs, processes, sketches, photographs, graphs, drawings, formulae, samples, inventions and ideas, reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of any Acquired Company, together with any specific and proprietary techniques utilized by any Acquired Company in designing, developing, testing or marketing its products, product mix and supplier information; (B) the business plans and financial statements, reports and projections of any Acquired Company; (C) past, current and planned research or development projects or results; (D) identities and addresses of suppliers, consultants, customers or clients or any other confidential information relating to or dealing with the business operations or activities of any Acquired Company; (E) trade secrets and information concerning trade secrets of any Acquired Company; and (F) information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of any Acquired Company. The term “Confidential Information” does not include any information that (I) is or becomes generally known by or available to the general public or within the Company’s industry other than as a result of disclosure in breach of this Agreement; (II) is required to be disclosed by Law or by regulatory or judicial process or other Governmental Body; or (III) is developed independent of, and without reference to, any Confidential Information.

“Confidentiality Agreement” is defined in Section 8.05.

“Consulting Termination Agreement” means the Consulting Termination Agreement in the form of Exhibit C.

“Contracts” means any contract, lease, license, indenture, mortgage and other agreement, understanding, commitment or arrangement, whether written or oral, that is binding and enforceable.

“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations, evolutions, or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, directives, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, as amended, supplemented or otherwise modified and including any successor or similar legislation, regulation, rule, interim final rule, FAQ or other guidance related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, (ii) the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Body and (iii) the American Rescue Plan Act of 2021 (collectively, “CARES Act”).

“Current Government Bid” means any Government Bid that, as of the date hereof, has been submitted to a Governmental Body and remains outstanding.

“Current Government Contract” means any Government Contract for which the period of performance has not yet expired or for which any obligations are outstanding thereunder.

“D&O Tail Policies” is defined in Section 8.02(a).

“Data Breach” means (a) any unauthorized access to, acquisition of, use of or disclosure of, any Company Data, (b) any unauthorized access to or use of any Business Systems, (c) any other security incident involving Company Data or Business Systems or (d) a business email compromise incident or similar incident, with respect to a Company email account, involving a transfer of funds to an unauthorized party.

“Data Privacy Laws” means all federal, state or international Laws governing the collection, processing, use, storage, security, maintenance, encryption, transfer, privacy or disclosure (whether electronically or in any other form or medium) of any Personal Data. The term “Data Privacy Laws” also includes all Laws relating to (a) data or systems breach notification and (b) marketing to, communicating with or collecting payments from individuals.

“Data Protection Policies” means all Company or any of its Subsidiaries’ policies and procedures regarding data security, privacy, data transfer and the use of Company Data, or the security, protection, integrity or use of any Business Systems. “Data Protection Policies” includes all Company Privacy Policies.

“Disclosure Schedules” and each, a “Schedule”, means the schedules accompanying Article IV, Article V and Article VI.

“Electronic Delivery” is defined in Section 13.10.

“Enterprise Value” means $700,000,000.

“Environmental Insurance Policies” means the following: (i) 2015 Tokio Marine Policy No. PPK1432069; (ii) 2015 Beazley Excess No. W1A42E150101; (iii) 2023 Great American Policy No. PRE E90887000; (iv) 2023 Beazley Excess Policy No. W3448D230101; and (v) 2023 Beazley Cedar City Policy No. W35BBE230101.

“Environmental Laws” means all Laws as enacted and in effect as of the date hereof concerning pollution or protection of the environment, natural resources, flora or fauna including the following statutes and any regulations promulgated thereto: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; and any similar Laws of the State of Utah or of any other Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with any Acquired Company, is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit A.

“Estimated Closing Cash Proceeds” is defined in Section 2.04(a).

“Excluded Party List” means any list maintained by a Governmental Body under which an identified person, company, or entity is ineligible for award of a Government Contract including the list maintained at sam.gov of entities excluded pursuant to FAR subpart 9.4 and 2 CFR part 180.

“Export and Import Laws” means (a) all applicable United States import and export control laws, rules and regulations, including the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Arm Export Control Act (22 U.S.C. ch. 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, and (b) all applicable import and export control laws, rules and regulations imposed, administered or enforced by any other country or jurisdiction in which the Company or its Subsidiaries do business.

“FAR” means those regulations found in Title 48 of the Code of Federal Regulations and related guidance.

“Financial Statements” is defined in Section 5.06(a).

“Firm” is defined in Section 2.04(e).

“Fraud” means, the actual intentional common law fraud under Delaware law in the making of a representation or warranty contained in this Agreement (as qualified by the Disclosure Schedules) or contained in any Ancillary Agreement; provided, that “Fraud” shall not include constructive or equitable fraud, or any form of fraud based on recklessness or negligence.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Power), Section 4.02 (Authorization), Section 4.03 (Title to Company Units), clauses (a)(i), (a)(ii) and (b) of Section 4.04 (No Violation), Section 4.07 (Brokerage), the first sentence of Section 5.01 (Organization and Power), the first two sentences of Section 5.02 (Subsidiaries), Section 5.03(a) (Authorization; No Breach), clauses (i), (iii) and (iv) of Section 5.03(b) (Authorization; No Breach), Section 5.05 (Units) and Section 5.19 (Brokerage).

“Funding Deficit Amount” means an amount equal to the difference of (i) $13,500,000, which represents the amount of the funding deficit as of the date hereof (determined on a projected benefit obligation basis) for the Company Pension Plans, minus (ii) the amount of any contributions made by the Company or its Affiliates to any Company Pension Plans in accordance with Section 7.01(b)(xvi) after the date hereof but prior to the Measurement Time.

“GAAP” means U.S. generally accepted accounting principles, in effect from time to time.

“Governing Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of any such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.

“Government Bid” means any quotation, bid, proposal, or other offer made by an Acquired Company that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract (including without limitation any prime contract, subcontract, teaming agreement, supplier contract, vendor contract, blanket purchase agreement, letter contract, purchase order, delivery order, task order, cooperative agreement or grant) between any Acquired Company (including in its capacity as a member to a joint venture entity) and (a) any Governmental Body or (b) any other Person where a Governmental Body is the ultimate direct or indirect customer or funding source for the business, service or project that is the subject of such Contract, such as where services are (i) provided directly or indirectly through a prime contractor to a Governmental Body, or (ii) funded directly or indirectly by a grant, financial assistance agreement, or other form of financial assistance or in kind funding arrangement or agreement by a Governmental Body.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, non-U.S., or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, regulatory body, or other entity and any court, arbitration panel, or other tribunal).

“Hazardous Substances” means all pollutants, contaminants, chemicals or wastes that pose a risk to human health or the environment, or any other carcinogenic, mutagenic, ignitable, corrosive, reactive, toxic, petroleum based, infectious, hazardous substance, waste or material (whether solid, liquid or gaseous) subject to regulation, control or remediation under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Amount” means, without duplication, an amount equal to the sum of the unpaid Income Taxes of each Acquired Company with respect to each jurisdiction in which such Acquired Company is required to file Income Tax Returns, which amount shall not be a negative number in any jurisdiction and taking into account the transactions contemplated by this Agreement, the Redemption Agreement and items of income, gain, deduction and loss attributable to the Pre-Closing Tax Period. The Income Tax Amount shall be determined (a) based on historical practices and procedures of the Acquired Companies (including any elections, methods of accounting, and other filing positions) and only in jurisdictions where the Acquired Companies have historically filed Income Tax Returns, except as otherwise required by applicable Law, (b) without regard to any Tax elections made or actions taken after the Closing (in each case, other than any such elections or actions that are required by applicable Law) that have the effect of accelerating income or Taxes or deferring deductions with respect to a taxable period (or portion thereof) ending on or before the Closing Date, (c) by taking all Transaction Tax Deductions into account in Pre-Closing Tax Periods to the extent such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in such Pre-Closing Tax Periods, (d) by taking into account (but not below zero) any refunds, credits, or overpayments of Income Taxes of the Acquired

Companies with respect to a Pre-Closing Tax Period, to the extent such amounts reduce the particular Income Tax liability of the Acquired Companies in the applicable Pre-Closing Tax Period, (e) by excluding any reserves for contingent or uncertain Income Tax positions, (f) by taking into account all Income Tax payments made by (or credits received in lieu thereof) the Company or any its Subsidiaries prior to the Closing to the extent such payments (or credits received in lieu thereof) reduce the particular Income Tax liability with respect to which such payments were made, (g) by excluding any Income Taxes attributable to transactions outside the ordinary course of business executed at the direction of Purchaser or with respect to Purchaser financing, (h) by excluding any Income Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the time of the Closing and (i) by applying the principles of Section 12.01 in the case of any Straddle Period and the principles of Section 12.10. For the avoidance of doubt and notwithstanding the foregoing, the “Income Tax Amount” shall be determined without regard to (i) any loss, credit, or Tax attribute of Purchaser or its Affiliates (other than Acquired Companies) for any Tax period or (ii) any loss, credit, or other Tax attribute of the Acquired Companies arising in any Tax period (or portion thereof) commencing after the Closing Date.

“Income Tax” means any Tax that is based on, or computed with respect to, income or profit, (and any franchise Tax or other similar Tax in connection with doing business imposed in lieu thereof); for the avoidance of doubt, the term “Income Tax” shall not include (i) any sales or use Tax or (ii) any property Tax.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Incremental Employer Payroll Taxes” means, with respect to any particular compensatory payment, an amount equal to the sum of (i) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (ii) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (ii) shall be zero with respect to any Person whose total compensation that would be payable to them by the Company and its Subsidiaries during the year in which the Closing occurs (assuming such recipient remained employed by the Company or applicable Subsidiary for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs.

“Indebtedness” means, without duplication, as of any particular time: (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses and prepayment penalties); (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures or notes (other than, for the avoidance of doubt, any customs bonds, any licensing or bid bonds, any surety or performance bonds, or any similar instruments); (iii) any letter of credit to the extent drawn or called, (iv) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services (including contingent purchase price obligations or “earn-out” obligations in connection with any acquisition of a Person or all or substantially all of a Person’s assets or business, whether by merger, equity purchase, asset acquisition or otherwise, and any related purchase price adjustment payments), in each case, only to the extent earned and accrued, other than trade payables incurred in the ordinary course of business and reflected in the calculation of Working Capital; (v) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements; (vi) any obligation of the Company and its Subsidiaries under any financing leases or leases recorded as finance or capital leases in the Financial Statements (excluding any amounts in respect of operating leases) or otherwise that would be required to be capitalized in accordance with GAAP (provided, that, for the avoidance of doubt, any obligation under any lease(s) classified as an operating lease in the

Financial Statements shall be excluded from Indebtedness); (vii) any liabilities of the Company and its Subsidiaries with respect to unpaid management fees or unreimbursed expenses under the AE Consulting Agreement; (viii) the Income Tax Amount; (ix) any obligations or commitments to repay deposits or other amounts advanced by and owing to third parties (including customer deposits); (x) any loans or balances due to any Related Person (other than those covered by the proviso at the end of this definition); (xi) any declared distribution by the Company not paid as of the Measurement Time; (xii) the Funding Deficit Amount and any other Plan liabilities or other compensation owed to current or former employees, including any deferred compensation or advances, incentive compensation, bonuses, unpaid vacation, paid time off, or sick leave, whether or not accrued, vested, or otherwise, in each case, solely to the extent not reflected in the calculation of Working Capital; (xiii) any financed insurance premiums; (xiv) all guaranties of such Person in connection with any of the foregoing; and (xv) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing; provided, that “Indebtedness” shall not include any such liabilities or obligations between or among the Company or any of its Subsidiaries, or any liabilities or obligations with respect to a real property or operating lease.

“Insurance Policies” is defined in Section 5.16.

“Intellectual Property” means intellectual property rights in all of the following in any jurisdiction throughout the world: (i) patents, patent applications, including any reissues, divisionals, continuations, continuations-in-part and extensions and counterparts thereof; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans, together with all goodwill associated with each of the foregoing (collectively “Trademarks”); (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how and inventions; (vi) Internet domain names; and (vii) computer software (including source code, executable code, data, and databases).

“IRS” means the U.S. Internal Revenue Service.

“K&E” is defined in Section 13.14.

“knowledge” means, with respect to the Company, the actual knowledge of Hal Murdock, Kris Griffith, Kevin Clements, Todd Green, Curtis Grant Dave Thayer, Alain Bergeron, Ryan Hess, Kent Richman and Jeff Gibson.

“Latest Balance Sheet” is defined in Section 5.06(a).

“Latest Balance Sheet Date” is defined in Section 5.06(a).

“Law” means any law, statute, rule, regulation, ordinance, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Lease” is defined in Section 5.09(b).

“Leased Real Property” is defined in Section 5.09(b).

“Liens” means liens, security interests, charges, mortgages, deeds of trust, pledges, servitudes, easements, rights of way, title defects, restrictions on transfer (such as right of first refusal) or other encumbrances, whether designed to secure the payment of Indebtedness or otherwise, whether consensual or nonconsensual and whether arising by agreement or under any Law, or otherwise. Liens do not include licenses of Intellectual Property.

“Material Adverse Change” means any materially adverse change (individually or together with any other change, circumstance, development, state of facts, effect or condition) to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any change resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources, commodities or chemicals); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by or at the request of Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the consent of Purchaser (including those omissions to act or actions taken which are permitted by this Agreement) or for which Purchaser withheld its consent; (vii) any national or international political event or occurrence, including acts of war or terrorism (including cyberattacks); (viii) any natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other acts of God; (ix) any epidemic, pandemic or disease outbreak (including COVID-19 and monkeypox), or any Law issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 and monkeypox) or any worsening of such conditions; (x) any political, geopolitical or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Body thereto or any escalation or any worsening thereof; (xi) any actions required in order to obtain any waiver or consent from any Person or Governmental Body in connection with the transactions contemplated by this Agreement and the other agreements referenced herein, including any limitations on the business of the Company and its Subsidiaries based on the nature of Purchaser (including its foreign ownership, control or influence profile); (xii) the availability or cost of equity, debt or other financing to Purchaser or to the Company; (xiii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body; or (xiv) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (xiv) shall not prevent a determination that any change underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (vii) (viii), (ix), (x) and (xiii), to the extent such effect materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate, then the material and disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Material Contracts” is defined in Section 5.11(b).

“Material Customers” is defined in Section 5.22(a).

“Material Suppliers” is defined in Section 5.22(a).

“Measurement Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Multiemployer Plan” means each “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) contributed to, or required to be contributed to, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has any other current or contingent liability (including liability on account of an ERISA Affiliate and any current or potential withdrawal liability).

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, managers, officers, employees, advisors, agents, representatives, Affiliates, members, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, manager, officer, employee, advisor, agent, representative, Affiliate, member, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 2.04(e).

“Off-the-Shelf Software” means an item of off-the-shelf software or software provided as a service for which the annual fees or other aggregate consideration paid or payable by the Company or any of its Subsidiaries for such item with respect to the business is less than $100,000.

“Open Source Licenses” is defined in Section 5.12(b).

“ORP Lease” is defined in Section 5.09(c).

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.

“Outside Date” is defined in Section 9.01(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements, facilities and fixtures located thereon, and all easements, development rights, water rights, and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means: (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which an adequate reserve has been established and is maintained in accordance with GAAP; (iii) landlord’s, mechanic’s, materialmen’s, and other similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP, and in each case which do not give rise to any breach or event of default under any Lease or other Material Contract; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on Schedule 1.01(b) (vi) licenses of Intellectual Property; (vii) easements, rights, covenants, conditions and restrictions of record which (1) do not evidence or secure an obligation for the payment of money and are otherwise non-monetary in nature, and (2) do not, individually or in the aggregate, materially and adversely affect the value of the applicable property to which they pertain, and (3) do not prohibit or materially restrict the use of the applicable property to which they pertain in substantially the same manner in which it is currently used by the Company and its Subsidiaries in the ordinary course of business; (viii) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money; (ix) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments; (x) Liens that will be terminated in connection with or prior to the Closing; and (xi) Liens that are not reasonably likely to result in a Material Adverse Change.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means any personal information that, alone or in combination with other information, can be used to specifically identify any individual, or that otherwise constitutes “personal data” or “personal information” under applicable Data Privacy Laws.

“Plans” is defined in Section 5.14(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Preferred Bidder Status” means a small business concern, a small disadvantaged business concern, an 8(a) concern, a service-disabled veteran-owned small business concern, a veteran-owned small business concern, a historically underutilized business zone small business concern, a woman-owned small business concern, a minority-owned business concern or minority business enterprise, a “protégé” under a mentor-protégé agreement or program, or any other preferential bidding or contracting status offered by any Governmental Body.

“Preparation Principles” is defined in Section 12.02.

“Privacy and Security Requirements” means (a) all applicable Data Privacy Laws, (b) all Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound to the extent relating to the transfer, privacy, use or security of Company Data, Business Systems or financial transactions, (c) all applicable industry security standards (including, to the extent applicable, the Payment Card Industry Data Security Standard, as amended from time to time) to the extent relating to the security or integrity of Company Data, Business Systems or financial transactions and which standards the Company has agreed in writing to be bound by, and (d) all Data Protection Policies.

“Privileged Materials” is defined in Section 13.14.

“Privileges” is defined in Section 13.14.

“Process #1” is defined in Section 12.04.

“Process #2” is defined in Section 12.04.

“Purchase Price Adjustment Escrow Account” is defined in Section 2.03(d).

“Purchase Price Adjustment Escrow Amount” means an amount equal to $3,000,000.

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Purchaser” is defined in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 2.04(h)(i).

“Purchaser Documents” is defined in Section 6.01.

“Purchaser Payments” is defined in Section 7.04(b).

“R&W Insurance Policy” means that certain representations and warranties insurance policy attached hereto as Exhibit B.

“Rail Agreements” is defined in Section 5.11(a)(xxv).

“Rail Improvements” is defined in Section 5.09(h).

“Registered Intellectual Property” is defined in Section 5.12(a).

“Related Person” means, with respect to any specified Person, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor or trustee of such specified Person (or in a similar capacity); (iii) with respect to a trust, any beneficiary of such; or (iv) any Person with respect to which such specified Person serves as a general partner, managing member or a trustee (or in a similar capacity). For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including the abandonment or discarding or barrels, containers and other closed receptacles containing any Hazardous Substance.

“Restricted Cash” means any cash or cash equivalents that are subject to restrictions or limitations on use or distribution or otherwise restricted for a particular use, purpose, or event and not available for general corporate use or held by any third parties, including landlords, such as (i) deposits, escrows or holdbacks, (ii) cash or cash equivalents held as (A) guarantees in respect of performance of Contracts or (B) collateral in respect of outstanding insurance policies, surety or bonding arrangements, leases or letters of credit or credit card receivables or (iii) other cash not freely able to be withdrawn or used by the Company or any of its Subsidiaries in the ordinary course of business.

“Retained Employees” is defined in Section 10.03(a).

“RICO” is defined in Section 8.06.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including a Person (a) that is listed on any publicly-available Sanctions-related list of designated Persons maintained by a Sanctions Authority, (b) that is organized or resident in a Sanctioned Territory, (c) that is fifty percent (50%) or more owned, directly or indirectly, in the aggregate by one or more Persons described in clauses (a) or (b) above, (d) that is controlled by one or more Persons described in clauses (a), (b) or (c) above, or (e) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions from engaging in trade, business or other activities.

“Sanctioned Territory” means, at any time, any country or territory subject to comprehensive countrywide or territory-wide Sanctions broadly restricting or prohibiting dealings with such country, territory or nationals thereof (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Regions of Ukraine).

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by (a) the U.S. government, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), the U.S. Department of Commerce or the U.S. Department of State, (b) the European Union or its Member States, (c) His Majesty’s Treasury of the United Kingdom, (d) the United Nations Security Council, and (e) the government of any other country in which any Company regularly does business (each of which is a “Sanctions Authority”).

“Sanctions Authority” has the meaning set forth in the definition of “Sanctions”.

“Schedule” is defined in the definition of “Disclosure Schedules”.

“Section 280G Payments” is defined in Section 7.04(a).

“Seller” is defined in the Preamble.

“Seller Adjustment Amount” is defined in Section 2.04(h)(ii).

“Seller Documents” is defined in Section 4.01.

“Sponsor Side Letter” means that certain Sponsor Side Letter, dated as of the date hereof, by and among the AE Consultants and Purchaser.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subject Tax Positions” is defined in Section 12.04.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means $24,200,000.

“Tax” means any U.S. federal, state, local or non-U.S. tax, assessment, fee, duty, levy, or other charge, in each case, in the nature of a tax, including any income, gross receipts, capital stock, franchise, profits, premium, windfall profits, license, withholding, social security, value added, payroll, employment, social security (or similar) unemployment, disability, real property, personal property, stamp, registration, excise, occupation, sales, use, transfer, alternative minimum, environmental, customs, duties, alternative and add-on minimum tax, ad valorem, withholding, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Arbiter” is defined in Section 12.13.

“Tax Returns” means any return, claim for refund, report, information return or other document (including any schedules, attachments or amendments thereto) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Expenses” means, without duplication, to the extent amounts have not been paid prior to Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by Seller, the Company or any of its Subsidiaries prior to the Closing in connection with this Agreement, (ii) all fees payable by the Company or any of its Subsidiaries to the AE Consultants in connection with this Agreement or the transactions contemplated hereby and (iii) any “success fees”, bonuses, payments owed in respect of profits interests or incentive units of Seller (to the extent, but only to the extent, such payment obligations are not fully satisfied by Seller if and when due and payable), or similar compensatory payments payable to employees of the Company or any of its Subsidiaries at or in connection with the Closing arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby, together with any Incremental Employer Payroll Taxes arising as a result of such payments (excluding (a) any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries, and (b) any consideration payable to any employee due to actions or decisions made by Purchaser at or after the Closing). Notwithstanding the foregoing, “Transaction Expenses” will exclude (a) all costs of the D&O Tail Policies, (b) all costs related to the R&W Insurance Policy, (c) one-half of all costs and fees (including all filing fees) in connection with any HSR Act or Other Antitrust Regulation filing or any regulatory approval required by any Governmental Body in connection with the transactions contemplated by this Agreement, (d) any Transfer Taxes, (e) any fees of the Escrow Agent and (f) all costs, fees and expenses and payment obligations to the extent included in Indebtedness or Closing Working Capital.

“Transaction Tax Deductions” means, regardless of by whom or when paid, any Tax deduction or credit of any Acquired Company resulting from or attributable to (a) the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but were in fact paid prior to the Closing), (b) without duplication, any bonuses, change in control payments, other retention payment or other similar payments made in connection with the transactions contemplated by this Agreement and reflected in the determination of the Closing Cash Proceeds as finally determined (c) any costs, fees, expenses or other liabilities included in the calculation of Closing Working Capital or Indebtedness, any deduction for unamortized financing costs of the Company or any of its Subsidiaries and premium deductions arising from the repayment of indebtedness in connection with the transactions contemplated by this Agreement (including any previously capitalized expenses attributable thereto, interest, breakage fees or accelerated deferred financing fees and other fees associated with such prepayment) and (d) any other costs or expenses incurred in connection with the transactions contemplated by this Agreement; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated hereby, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) Income Tax purposes to the extent “more likely than not” deductible (or deductible at a higher confidence level) in such taxable year.

“Transfer Taxes” is defined in Section 12.05.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unit” means a “Unit” having the rights and obligations as set forth in the Limited Liability Company Agreement of the Company, dated as of December 23, 2019, as amended from time to time in accordance with its terms.

“User Data” means any data or information collected by or on behalf of the Company or any of its Subsidiaries from users of any Company Website and arising from the use thereof.

“WARN Act” is defined in Section 5.15(i).

“Water Rights” means, collectively, all surface and ground water and water rights appurtenant to or used or usable in connection with the Owned Real Property, including the water rights described in that certain Water Deed recorded July 20, 2020, as Entry No. 00748645, in Book 1496, at Page 1378 in the Office of the Iron County Recorder, however created and evidenced, whether such rights be perfected or unperfected, including any change, exchange or other applications relating thereto, as well as any and all shares of water stock (whether certificated or uncertificated), contracts, agreements, entitlements and authorizations used or usable on or in connection with the Owned Real Property (including entitlements, connection credits and other authorizations of any kind from any public or private water supplier or entity) and including all easements, rights-of-way, wells, pumps, casing, downhole equipment, meters, utilities and utility lines, diversion structures, canals, ditches, pipelines, headgates, weirs and other improvements, fixtures and facilities used to withdraw, pump, divert, store, transport and use said water and water rights.

“Waived Benefits” is defined in Section 7.04(a).

“Working Capital” means (i) the amount of current assets included within only those specific line items designated as “current assets” on Exhibit H, minus (ii) the amount of current liabilities included within only those specific line items designated as “current liabilities” on Exhibit H, in each case, for the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses, deferred Tax assets or liabilities, and any Income Tax assets or liabilities. Exhibit H sets forth an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), as of 12:01 a.m. Eastern Time on September 30, 2023. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof. For the avoidance of doubt, in the event of a conflict between the Accounting Principles and Exhibit H, the Accounting Principles will prevail.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(c) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(d) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(e) Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(f) Dollar, etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in U.S. dollars.

(g) Gender. References herein to any gender shall include each other gender.

(h) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(i) Hereof, etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(j) Including, etc. The term “including,” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(k) Internal References. References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(l) Or. The word “or” is not exclusive.

(m) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(n) Successor Laws. Any reference to any particular section of the Code or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(o) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”.

(p) To the extent. The phrase “to the extent” means the degree by which, and not “if.”

(q) Deliveries to Purchaser. All documents or other items that are required to have been delivered, provided or made available to Purchaser or its representatives in accordance with any of the representations or warranties set forth in Article IV or Article V of this Agreement shall be deemed to have been so delivered, provided or made available so long as such documents or other items have been (x) delivered in writing (including by electronic mail) to Purchaser or its representatives in connection with the transactions contemplated by this Agreement, or (y) uploaded and made available in the online “data room” hosted by Intralinks for Project Arrowhead on or before the date that is one (1) Business Day prior to the date hereof.

ARTICLE II

PURCHASE AND SALE OF THE COMPANY UNITS

2.01 Purchase and Sale of the Company Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all of the Company Units, free and clear of all Liens (other than Liens and any other transfer restrictions arising under applicable securities Laws).

2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signature pages at 9:00 a.m. prevailing Eastern Time on the third (3rd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or on such other date as is mutually agreed to in writing by Purchaser and Seller; provided, that if such satisfaction and waiver of the closing conditions occurs (a) on or before the twelfth (12th) day of any calendar month, Seller and Purchaser shall reasonably cooperate in good faith to set the Closing for the Business Day closest to the fifteenth (15th) day of such calendar month, and (b) following the fifteenth (15th) day of any calendar month, Seller and Purchaser shall reasonably cooperate in good faith to set the Closing for the first Business Day of the following calendar month. The date and time of the Closing are referred to herein as the “Closing Date”.

2.03 Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) Seller shall deliver to Purchaser a duly executed unit power evidencing the transfer of the Company Units;

(b) Purchaser shall pay or cause to be paid to Seller the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds to the account(s) designated by Seller;

(c) Purchaser shall repay, or cause to be repaid, on behalf of the Company or its Subsidiaries, as applicable, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on Schedule 2.03(c), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(d) Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(e) Purchaser shall pay, on behalf of the Company, all Transaction Expenses (other than Transaction Expenses that are compensatory payments to employees or other service providers of the Company or its Subsidiaries, if any) to each Person who is owed a portion thereof;

(f) Purchaser shall pay or cause to be paid to the Company, for further distribution to and by the Company’s and its Subsidiaries’ payroll provider in accordance with the Company’s payroll processes and procedures, an aggregate amount equal to all Transaction Expenses that are compensatory payments to employees of the Company or its Subsidiaries, if any, in each case, for distribution by the Company to such employees or other service providers through the payroll processing system of the Company;

(g) the Company shall deliver to Purchaser the Consulting Termination Agreement, duly executed by the AE Consultants and APC; and

(h) the parties hereto shall make such other deliveries as are required by Article III.

2.04 Closing Cash Proceeds Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a good faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof calculated in accordance with the definition thereof and, as applicable, the Accounting Principles, based on the Company’s and its Subsidiaries’ books and records and other information then available. Following delivery of the Company’s calculation of the Estimated Closing Cash Proceeds, to the extent reasonably requested in writing by Purchaser, the Company shall make available to Purchaser supporting documentation (subject to execution of any customary work paper access letter to the extent applicable) used in preparing the Estimated Closing Cash Proceeds and the Company shall consider any reasonable comments provided by Purchaser in good faith based on Purchaser’s review of the Estimated Closing Cash Proceeds (or any components thereof) and such documentation, provided, that, if there is a dispute over the Estimated Closing Cash Proceeds, the Estimated Closing Cash Proceeds delivered by the Company shall govern in all respects, and the obligation of the Company to consider such reasonable comments of Purchaser regarding the Estimated Closing Cash Proceeds shall in no event require that the Company revise its calculation of the Estimated Closing Cash Proceeds or that the Closing be postponed or otherwise delayed. Purchaser’s failure to identify any questions or changes to the Estimated Closing Cash Proceeds shall not indicate any acceptance or waiver or otherwise impact Purchaser’s rights regarding the preparation and determination of the Closing Statement.

(b) As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Closing Cash Proceeds, including each of the components thereof, in each case in accordance with the definitions thereof, and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time (the “Closing Balance Sheet”).

(c) The Closing Balance Sheet shall (i) be prepared, and Cash and the Closing Working Capital (subject to the specific adjustments set forth on Exhibit H) shall be determined, in accordance with the Accounting Principles, and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments, changes arising from or resulting as a consequence of the transactions contemplated hereby or changes due to events or circumstances occurring or arising following the Closing.

(d) The post-Closing purchase price adjustment as set forth in this Section 2.04 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the Accounting Principles.

(e) Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and Purchaser’s calculation of the Closing Cash Proceeds and provide Seller with copies thereof (as reasonably requested by Seller) and (ii) provide Seller and its representatives reasonable access to Purchaser’s and its

Subsidiaries’ (including the Company’s and its Subsidiaries’) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of Seller or its representatives). If Seller disagrees with any part of Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, Seller shall, within thirty (30) days after Seller’s receipt of the Closing Statement and the Closing Balance Sheet, notify Purchaser in writing of such disagreement by setting forth Seller’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is timely delivered to Purchaser, then Purchaser and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. Purchaser and Seller each acknowledge and agree that all discussions related to the Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that Purchaser and Seller are unable to resolve all such disagreements within thirty (30) days after Purchaser’s receipt of such Objection Notice or such longer period as Purchaser and Seller may mutually agree in writing, Purchaser and Seller shall promptly submit such remaining disagreements to Kroll, LLC, or, if such firm refuses or is otherwise unable to act in such capacity, an independent nationally-recognized valuation or consulting firm as is reasonably acceptable to Purchaser and Seller (the ”Firm”). For the avoidance of doubt, any determination expressly set forth in the Closing Statement which is not objected to in an Objection Notice shall be final and binding upon the parties hereto.

(f) The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D. Purchaser and Seller shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Firm shall consider only those items and amounts in Purchaser’s and Seller’s respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which Purchaser and Seller have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item in dispute other than either (i) Purchaser’s proposed value for such disputed item as set forth in the Closing Statement, or (ii) Seller’s proposed value for such disputed item as set forth in the Objection Notice (i.e., a “baseball arbitration”), based on whether Purchaser’s or Seller’s proposed value of such disputed item is closer to the Firm’s own calculations for such disputed item. Except as permitted on Exhibit D hereto in order to clarify or understand any position or argument made by a party in a written submission, the Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by Purchaser and Seller which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(g) The fees, costs and expenses of the Firm will be allocated to and borne by the non-prevailing party. If there are multiple items in the Objection Notice that have been identified as being items and amounts to which Purchaser and Seller have been unable to agree and a party prevailed with respect to some but not all of such disputed items, then the party whose non-prevailing positions exceeded, in the aggregate, such party’s prevailing positions, shall be the non-prevailing party. Prior to the Firm’s determination of the Closing Cash Proceeds, (i) Purchaser, on the one hand, and Seller, on the other hand, shall retain the Firm and each pay fifty percent (50%) of any retainer paid to the Firm, and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of Purchaser, on the one hand, and Seller, on the other hand. In connection with the Firm’s determination of the Closing Cash Proceeds, the Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.04(g), and taking into account all fees, costs and expenses of the Firm already paid by each of Purchaser, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of the Firm’s fees, costs and expenses between Purchaser and Seller, which such determination shall be conclusive and binding upon the parties hereto.

(h) Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.04:

(i) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then Purchaser and Seller shall cause the Escrow Agent to (A) pay to Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which such amount shall in no case exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to Seller the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are greater than the Estimated Closing Cash Proceeds (the total amount of such excess, the “Seller Adjustment Amount”), then (A) Purchaser shall pay or cause to be paid to Seller the Seller Adjustment Amount, and (B) Purchaser and Seller shall cause the Escrow Agent to pay to Seller the Purchase Price Adjustment Escrow Funds.

(i) Any payment made pursuant to Section 2.04(h) shall (i) be treated by all parties for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes as an adjustment to the Enterprise Value unless otherwise required by applicable Law and (ii) be made by wire transfer of immediately available funds to the account(s) designated by Purchaser or Seller, as applicable. The payments described in Section 2.04(h)(i) shall be the sole and exclusive remedy of Purchaser for any and all claims arising under this Agreement with respect to this Section 2.04.

2.05 Certain Payments. The Company shall act as paying agent in effecting any payments that are compensatory for income Tax purposes and are made in connection with the transactions contemplated by this Agreement to any individual employed by the Company or any of its Subsidiaries. The Company (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.05) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.05 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law.

2.06 Withholding. Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person in such amounts as Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax Law; provided, that, except with respect to any withholding with respect to Seller’s failure to deliver an IRS Form W-9 pursuant to Section 3.01(g) and any withholding with respect to any payment treated as compensation for Tax purposes, if Purchaser determines that any withholding is required with respect to any payment required to be made by Purchaser pursuant to this Agreement, Purchaser shall provide Seller with reasonable written notice at least three (3) Business Days prior to deducting or withholding any amounts pursuant to this Section 2.06 indicating the (a) amount to be deducted or withheld with respect to each Person from which any amount is to be deducted or withheld and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such deduction or withholding, and shall work in good faith with Seller to mitigate, reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld and duly and timely paid over to the applicable Tax authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment treated as compensation for income Tax purposes, the parties will cooperate to pay such amounts through the applicable Acquired Company’s payroll to facilitate applicable withholding.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to Purchaser’s Obligation. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a) the representations and warranties set forth in Article IV and Article V, respectively, of this Agreement (other than the Fundamental Representations), as qualified by the Disclosure Schedules, shall be true and correct as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (ii) for changes contemplated by this Agreement (including, for the avoidance of doubt, any actions permitted by Section 7.01 of this Agreement), and (iii) for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change;

(b) the Fundamental Representations, as qualified by the Disclosure Schedules, shall be true and correct in all material respects as of the Closing Date, except (i) for changes contemplated by this Agreement (including, for the avoidance of doubt, any actions permitted by Section 7.01 of this Agreement) and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(c) the Company and Seller shall not be in breach in a manner material to the transactions contemplated by this Agreement, taken as a whole, of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(d) the Company shall have delivered to Purchaser a certificate signed by an officer of the Company in the form of Exhibit E, dated as of the Closing Date, certifying that the conditions specified in Section 3.01(a), Section 3.01(b), Section 3.01(c) and Section 3.01(i), in each case, solely with respect to the representations, warranties, covenants and agreements of the Company, have been satisfied;

(e) Seller shall have delivered to Purchaser a certificate signed by an officer of Seller in the form of Exhibit F, dated as of the Closing Date, certifying that the conditions specified in Section 3.01(a), Section 3.01(b), Section 3.01(c) and Section 3.01(i), in each case, solely with respect to the representations, warranties, covenants and agreements of Seller, have been satisfied;

(f) the Escrow Agreement shall have been executed by the Escrow Agent and Seller and shall have been delivered to Purchaser;

(g) Seller shall have delivered to Purchaser a properly completed and duly executed IRS Form W-9 from Seller;

(h) Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that the required third party notices set forth on Schedule 3.01(h) have been provided; and

(i) No Material Adverse Change shall have occurred since the date hereof and be continuing.

3.02 Conditions to the Company’s and Seller’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions immediately prior to the Closing:

(a) the representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing Date;

(b) Purchaser shall not be in breach in a manner material to the transactions contemplated by this Agreement, taken as a whole, of its covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) Purchaser shall have delivered to the Company and Seller a certificate signed by an officer of Purchaser in the form of Exhibit G, dated as of the Closing Date, certifying that the conditions specified in Section 3.02(a) and Section 3.02(b) have been satisfied; and

(d) the Escrow Agreement shall have been executed by the Escrow Agent and Purchaser and shall have been delivered to the Company and Seller.

3.03 Conditions to All Parties’ Obligations. The obligation of each of the Company, Seller and Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a) the approvals and waiting periods under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 5.04 shall have been received and remain in effect (in the case of approvals) or expired, waived or been terminated (in the case of waiting periods);

(b) no final, binding and non-appealable injunction, order, judgment, decision, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby; and

(c) this Agreement shall not have been terminated in accordance with Section 9.01.

3.04 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 3.01, Section 3.02 or Section 3.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements in this Article IV are true and correct, except as set forth in the Disclosure Schedules.

4.01 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to be executed by Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.02 Authorization. The execution, delivery and performance of this Agreement and each of the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceedings are necessary to authorize the execution, delivery or performance of this Agreement by Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and assuming that each of this Agreement and the Seller Documents, as applicable, is a valid and binding obligation of the other parties hereto and thereto (to the extent applicable), this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

4.03 Title to Company Units. Seller legally and beneficially owns the Units set forth on Schedule 5.05(c) as being owned by Seller and, at the Closing, Seller shall deliver to Purchaser good and valid title to the Units owned by Seller as set forth on Schedule 5.05(c), free and clear of all Liens (other than Liens and any other transfer restrictions arising under applicable securities Laws).

4.04 No Violation. Seller is not (a) subject to or obligated under (i) its Governing Documents, (ii) any applicable Law, or rule or regulation of any Governmental Body, or (iii) any material agreement or instrument, or any license, franchise or permit, or (b) subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Seller’s execution, delivery or performance of this Agreement.

4.05 Governmental Bodies; Consents. Except for the requirements of the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 5.04, Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Seller, overtly threatened against Seller at law or in equity, or before or by any Governmental Body, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.07 Brokerage. There are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that the statements in this Article V are true and correct, except as set forth in the Disclosure Schedules.

5.01 Organization and Power. The Company is a limited liability company duly formed and organized, validly existing and in good standing under Delaware Law, and the Company has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (or the equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires the Company to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.02 Subsidiaries. Except as set forth on Schedule 5.02, the Company (a) does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity, and (b) owns, directly or indirectly, of record and beneficially, all units, shares, capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws), and all such units, shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Subsidiaries of the Company is duly incorporated, formed or organized, as applicable, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, as applicable, and each of the Subsidiaries of the Company has all requisite limited liability company or corporate (or comparable entity) power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.03 Authorization; No Breach.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents, as applicable, is a valid and binding obligation of the other parties hereto and thereto (to the extent applicable), this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except for the requirements under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 5.04 and as set forth on Schedule 5.03(b), the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not materially conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any provision of (i) any of the Company’s or any of its Subsidiaries’ articles of incorporation, by-laws, limited liability company agreement or other organizational documents, (ii) any Material Contract, (iii) any outstanding judgment, order or decree applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject.

5.04 Governmental Consents. Except for the requirements of the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby, and except as set forth on Schedule 5.04, no material authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.

5.05 Units.

(a) As of the date hereof and immediately prior to the Redemption, the Company Units consist of 1,000 Units, all of which are, and will be as of immediately prior to the Redemption, owned and held of record by Seller. None of the Units are in certificated form.

(b) There are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any units, shares of capital stock or securities containing any equity features of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional units, shares of its capital stock or other equity interests or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares, shares of capital stock or other equity interests.

(c) Except as set forth on Schedule 5.05(c), there are no securities or rights of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 5.05(c), none of the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for equity securities having the right to vote) with the equityholders of any of the Company or any of its Subsidiaries on any matter. Except as set forth on Schedule 5.05(c), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

5.06 Financial Statements.

(a) Attached to Schedule 5.06(a) are true, correct and complete copies of: (i) Seller’s unaudited consolidated balance sheets as of September 30, 2023 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) and the related statement of income for the twelve (12)-month period then ended, and (ii) the Seller’s audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended September 30, 2021 and September 30, 2022 (the “Audited Financial Statements” and, collectively with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements are derived from and consistent with the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items, (y) changes resulting from normal year-end adjustments, and (z) such other exceptions to GAAP as are set forth on Schedule 5.06(a).

(b) Schedule 5.06(b) sets forth, as of the Latest Balance Sheet Date, all outstanding indebtedness for borrowed money (i) of the Company and its Subsidiaries, (ii) owed by any Related Person to the Company or its Subsidiaries and (iii) owed by the Company or its Subsidiaries to any Related Person (with respect to clauses (ii) and (iii), exclusive of any such liabilities or obligations between or among the Company or any of its Subsidiaries).

(c) Subject to any of the reserves set forth on the Latest Balance Sheet or as set forth on Schedule 5.06(c), the accounts receivable of the Company and its Subsidiaries are valid and genuine, have arisen solely out of bona fide transactions in the ordinary course of business, are not subject to any prior assignment or Liens (other than Permitted Liens), are not subject to valid defenses, set-offs or counterclaims, are current and collectible (subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet and adjusted for the passage of time in accordance with GAAP and past custom and practice) and are properly reflected on the Company’s books and records and Financial Statements in accordance with GAAP.

(d) The inventory of the Company and its Subsidiaries consists of items of a reasonable quality and quantity and are, in all material respects, usable or, in the case of finished goods, saleable in the ordinary course of business, except for obsolete or slow-moving items and items below standard quality. Except as set forth on Schedule 5.06(d), all material items included in the inventory of the Company are the sole property of the Company, are owned free and clear of all Liens (other than Permitted Liens), are located on the Owned Real Property or the Leased Real Property, are not being held on consignment and have been included in the Financial Statements at values determined, in all material respects, in accordance with GAAP.

(e) During the past three (3) years, the Company and each of its Subsidiaries has established and adhered to a system of internal accounting controls sufficient in all material resects to provide reasonable assurance regarding the reliability of financial reporting that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. During the past three (3) years, there has not been (i) any significant deficiency or weakness in any system of internal accounting controls used by the Company and each of its Subsidiaries, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company and each of its Subsidiaries who have a role in the preparation of the financial statements or the internal accounting controls used by the Company and each of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing, in each case, except as would not be individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole.

5.07 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.07, as of immediately prior to the Closing, the Company will not have any material liabilities or obligations, other than liabilities or obligations (a) that are taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 2.04, (b) adequately set forth or reflected on the Latest Balance Sheet, (c) which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation), (d) arising under Material Contracts or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on Schedule 5.11(a) (none of which is a liability for breach thereof), (e) incurred in connection with the transactions contemplated by this Agreement, (f) for which Purchaser, the Company or any of its Subsidiaries has agreed to be responsible pursuant to this Agreement or any of the other Purchaser Documents or Company Documents, or (g) otherwise disclosed on the Disclosure Schedules.

5.08 No Material Adverse Change; Absence of Certain Developments.

(a) Since the date of the Latest Balance Sheet, through the date hereof, there has not been any Material Adverse Change.

(b) Except (i) as set forth on Schedule 5.08(b) and (ii) in connection with the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet through the date hereof, neither the Company nor any of its direct and indirect Subsidiaries has engaged in any material transaction that was not in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on Schedule 5.08(b) and except in connection with the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(b) if it had been taken after the date hereof and prior to the Closing Date.

5.09 Title to Properties.

(a) The Company and its Subsidiaries own good and valid title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course. The assets, rights and properties owned or validly leased or licensed by the Company or its Subsidiaries are adequate and sufficient for the operation of the Business, in all material respects, as conducted immediately prior to the Closing.

(b) Schedule 5.09(b) contains a list of the street address of all land, improvements or other real property owned by any person or entity other than the Company and its Subsidiaries and which is leased, licensed or otherwise occupied by the Company or any of its Subsidiaries as of the date hereof (individually or collectively, as the context may require, the ”Leased Real Property”), which Schedule identifies for Leased Real Property (i) the title and effective date of the applicable Lease (as hereinafter defined) and the names of the parties thereto, and (ii) the address, tax parcel identification number, and other reasonable description of the Leased Real Property. The Company has delivered to Purchaser a true and complete copy of the underlying lease, license or other contract in the Company’s possession or control with respect to each parcel of Leased Real Property, together with any amendments, modifications, restatements, and supplements thereto (each, collectively with respect to any Leased Real Property, a

“Lease”; all of the Leases together are referred to collectively as the “Leases”), and in the case of any verbal Lease, the Company has delivered to Purchaser a true, correct and complete written summary of the material terms thereof. Except as set forth on Schedule 5.09(b), with respect to each of the Leases: (i) to the knowledge of the Company, either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in the applicable Leased Real Property, subject to proper authorization and execution by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of the parties thereto generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (ii) none of the Company nor any of its Subsidiaries has received written notice of any defaults thereunder by the Company or its Subsidiary (as applicable) which have not been cured, nor, to the knowledge of the Company, are there any existing defaults by the lessor thereof; and (iii) to the knowledge of the Company, no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by any of the Company or its Subsidiaries (as applicable) or, to the knowledge of the Company, any other party thereto. The transactions contemplated by this Agreement do not require the consent of any other party to any Lease, will not result in a breach of or default under any Lease, and will not otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. The possession and quiet enjoyment of each Leased Real Property by the Company or the applicable Subsidiary under any Lease has not been disturbed and there are currently no disputes with respect to any of the Leases. To the knowledge of the Company, no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. The Company and its Subsidiaries do not currently owe any brokerage commissions or finder’s fees with respect to any Lease. Except as set forth on Schedule 5.09(b), the landlord, licensor or other counterparty to each Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or its applicable Subsidiary, and the Leases are the result of bona fide arm’s length negotiations between the parties.

(c) Schedule 5.09(c) sets forth the street address, tax parcel identification number and description of each Owned Real Property, and the name of the applicable owner thereof (whether the Company or any Subsidiary). With respect to each Owned Real Property: (i) the Company or applicable Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing (other than Permitted Liens); (ii) except as set forth on Schedule 5.09(c), the Company or applicable Subsidiary has not leased or otherwise granted to any Person the right to use, manage, operate, access or occupy such Owned Real Property or any portion thereof (each, together with any amendments, modifications, restatements, and supplements thereto an “ORP Lease”); and (iii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease such Owned Real Property or any portion thereof or interest therein. The Company has delivered to Purchaser a true and complete copy of each ORP Lease, and in the case of any verbal ORP Lease the Company has delivered to Purchaser a true, correct and complete written summary of the material terms thereof With respect to any ORP Lease described in Schedule 5.09(c), (x) Schedule 5.09(c) identifies the title and effective date of the ORP Lease and the names of the current parties thereto and the street address, tax parcel identification number, and other reasonable description of the applicable leased premises, (y) none of the Company nor any of its Subsidiaries has received written notice of any defaults thereunder by the Company or its Subsidiary (as applicable) which have not been cured, nor, to the knowledge of the Company, are there any existing defaults by the lessee thereunder; and (z) to the knowledge of the Company, no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by any of the Company or its Subsidiaries (as applicable) or, to the knowledge of the Company, any other party thereto. The transactions contemplated by this Agreement do not require the consent of any other party to any ORP Lease, will not result in a breach of or default under any ORP Lease, and will not otherwise cause any ORP Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. There are currently no disputes with respect to any of the ORP Leases. No security deposit or portion thereof deposited with respect to any ORP Lease has been applied in respect of a breach or default under such ORP Lease which has not been redeposited by the applicable lessee in full. The Company and its Subsidiaries do not currently owe any brokerage commissions or finder’s fees with respect to any ORP Lease. Except as set forth on Schedule 5.09(c), the other party to each ORP Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Companies or its applicable Subsidiary, and the ORP Leases are the result of bona fide arm’s length negotiations between the parties.

(d) To the knowledge of the Company, there are no defects in or liens, encumbrances, restrictions, easements or other adverse claims against all or any of the Owned Real Property, or any inchoate rights which may ripen into any defect, lien, encumbrance, restriction, easement or other adverse claim against all or any of the Owned Real Property, in each case other than (i) as described in the owner’s title insurance policy issued in favor of the Company or its subsidiaries by Chicago Title Insurance Company (the “Title Company”), dated October 30, 2020 and bearing Policy No. 72306-221371690 (the “Title Policy”), and (ii) as set forth on Schedule 5.09(d).

(e) Neither the Company nor any of its Subsidiaries own, lease or use any real property other than the Leased Real Property and the Owned Real Property. The Leased Real Property and the Owned Real Property comprise all of the real property used in the Business. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase or lease any real property or interest therein.

(f) There is no pending condemnation proceeding (including in the nature of eminent domain) affecting any of the Owned Real Property. To the knowledge of the Seller, the Company and each Subsidiary, there is no condemnation proceeding threatened against any of the Owned Real Property, nor is there any such proceeding pending or threatened against any Leased Real Property.

(g) All improvements, buildings, structures, fixtures and facilities on the Owned Real Property and Leased Real Property are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such facilities is currently in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets and properties owned or leased by the Company and its Subsidiaries are usable and sufficient to conduct the Business in substantially the same manner as the Business is conducted as of the date hereof. Without limiting the foregoing, each Owned Real Property and each Leased Real Property has legal access to a public road or right of way, all utilities currently servicing the Owned Real Property and Leased Real Property are, in all material respects, properly installed, connected and operating, with all outstanding charges paid in full, and are sufficient for the operation of said properties as currently conducted.

(h) The Company and its Subsidiaries have the right, power and authority to use and operate all railroad tracks, track extensions, spurs, and related improvements located on the Owned Real Property as the same are currently being used and operated (the “Rail Improvements”). To the knowledge of the Company, neither the Company nor any of its Subsidiaries are subject to or bound by any material leases, licenses, easements, use agreements, restrictive covenants, or other agreements or instruments governing, restricting or otherwise pertaining to the use or operation of the Rail Improvements, other than the Rail Agreements. Upon the consummation of Closing, the Company and its Subsidiaries shall have the right to use and operate the Rail Improvements in the same manner in which the same were used and operated immediately prior to Closing, without the need for any consents, approvals, permits, licenses, or other authorizations.

5.10 Tax Matters. Except as set forth on Schedule 5.10:

(a) All Income Tax Returns and other material Tax Returns required to be filed by each Acquired Company have been in all material respects properly prepared and timely filed with the appropriate Governmental Body in accordance with applicable Laws and regulations (taking into account any applicable extensions to file).

(b) All Income and other material Taxes due and payable by each Acquired Company have been timely paid in full. There are no Liens for Taxes (other than Liens for Taxes described in clause (ii) of the definition of “Permitted Liens”) upon any of the assets of the Company.

(c) The Acquired Companies have included reserves determined in accordance with GAAP in the Financial Statements for all accrued Taxes as of the Latest Balance Sheet Date. The amount of the liability of the Acquired Companies for unpaid Taxes did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet. Since the Latest Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the ordinary course of business.

(d) Each Acquired Company has deducted, withheld, and timely paid to the appropriate Governmental Body all material Taxes required by applicable Law to be deducted, withheld, or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, equity holder, or other Person, and each Acquired Company has complied in all material respects with all reporting, recordkeeping, information reporting, and backup withholding requirements relating thereto under applicable Law.

(e) Within the last five (5) years, no Governmental Body in a jurisdiction in which any Acquired Company does not file Tax Returns has asserted in a writing received by an Acquired Company that such Acquired Company may be subject to Tax in such jurisdiction or is required to file a Tax Return in such jurisdiction.

(f) No Acquired Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of Taxes , which waiver or extension would have effect after the Closing Date, and no such waiver or extension of any statute of limitations has been requested by any Governmental Body in a writing received by an Acquired Company which request remains outstanding and would have effect after the Closing Date. No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(g) No Tax audits or Tax administrative or judicial proceedings, in each case for which an Acquired Company has received notice in writing, are being conducted with respect to any Acquired Company and, to the knowledge of the Company, no such audits, or proceedings that have not been fully resolved have been threatened in a writing received by an Acquired Company. No Acquired Company has received from any Governmental Body any written (i) notice indicating an intent to open an audit or other review in respect of Taxes, (ii) request for information relating to Tax matters or (iii) notice of deficiency or demand or proposed adjustment for any amount of Tax proposed, asserted, assessed or reassessed by any Governmental Body against any Acquired Company, in each case of clause (i) and (iii), that has not been either satisfied, resolved, or withdrawn.

(h) No Acquired Company is a party to or bound by, or has any obligation under any material Tax allocation, sharing, or indemnity agreement (other than (i) any agreement solely among the Company or its Subsidiaries or (ii) any agreement entered into in the ordinary course of business with another Person and not primarily concerning Taxes).

(i) With respect to any taxable period for which the statute of limitations remains open, neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated Tax Return for U.S. federal income tax purposes (or any similar group under state, local or non-U.S. Law) (other than a group the common parent of which is or was the Company or any of its Subsidiaries). No Acquired Company has any liability for the Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by Contract, or otherwise (other than (i) any agreement solely among the Company or its Subsidiaries or (ii) any agreement entered into in the ordinary course of business with another Person and not primarily concerning Taxes).

(j) No Acquired Company will be required to include any material item of income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing; (ii) use of the long-term contract method of accounting or cash method of accounting; (iii) installment sale or open transaction disposition with respect to a transaction that occurred at or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law) occurring or in existence, as applicable, at or prior to Closing; (iv) deferred revenue or prepaid amount received before the Closing and outside the ordinary course of business; (v) use of an improper method of accounting for a taxable period ending on or before the Closing Date; (vi) change in a method of accounting (including adjustments pursuant to Section 481 of the Code (or any comparable provision of state, local or non-U.S. Law)) for a taxable period ending on or prior to the Closing Date; (vii) inclusion under Code Section 965(a) or any election under Section 965(h) of the Code; (viii) debt instrument held on or prior to the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code; or (ix) inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) with respect to any taxable period (or portion thereof) ending on or before the Closing Date.

(k) Within the last three (3) years, no Acquired Company (i) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; or (ii) been required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or non-U.S. Law by reason of any change in accounting method.

(l) The Company is classified as an association taxable as a corporation for U.S. federal and applicable state and local Income Tax purposes.

(m) No Acquired Company is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). Each Acquired Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(n) No Acquired Company is resident for Tax purposes in any jurisdiction other than the United States or a jurisdiction within the United States. No Acquired Company has an office or fixed place of business or a “permanent establishment” in any jurisdiction outside of the United States as such term is defined in any applicable Tax treaty or convention between the United States and such jurisdiction.

(o) There are no outstanding rulings or requests for ruling, in each case with respect to Taxes, pending before any Governmental Body with respect to any Acquired Company that are, or if issued would be, binding upon Purchaser or its Affiliates for any taxable period ending after the Closing Date.

(p) None of the properties or assets of any Acquired Company are “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code), and no such property or asset is subject to a lease, safe harbor lease, or other arrangement as a result of which any Company or such subsidiary is not treated as the owner of such property or asset for U.S. federal Income Tax purposes. No Acquired Company is the beneficiary of any Tax holiday, Tax abatement or other similar Tax benefit.

(q) All material sales and use Taxes required to have been collected and paid on the sale of products or taxable services by each Acquired Company have been properly and timely collected and paid and, for all sales that are exempt from sales or similar Taxes, all sales Tax exemption certificates or other proof of the exempt nature of sales of all products or services have in all material respects been properly collected and, if required, submitted to the appropriate Governmental Body.

(r) Each Acquired Company has complied in all material respects with all Laws with respect to escheat or abandoned or unclaimed property and has no Liability to pay over any material amount to any Governmental Authority under escheat or abandoned or unclaimed property Laws.

(s) All related party transactions involving any Acquired Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Law.

(t) Since the Latest Balance Sheet Date, no Acquired Company has (i) made (other than consistent with past practice), changed or revoked any Tax election, (ii) changed any annual Tax accounting period or Tax accounting method, (iii) entered into any “closing agreement” with any taxing authority with respect to a material amount of Taxes, (iv) settled any material Tax claim or assessment or filed any amended Tax Return, (v) entered into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement relating to any Tax (other than any such agreement entered into in the ordinary course of business with another Person (other than Seller or any Affiliate of Seller (other than any Acquired Company)) and which does not primarily relate to Taxes), (vi) surrendered any right to claim a refund of Taxes, (vii) consented to any extension or waiver of the litigation period applicable to any Tax claim or assessment, or (viii) failed to pay any Tax that became due and payable;

(u) Each Acquired Company has (i) filed or caused to be filed with the appropriate Governmental Body all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Body all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No asset of any Acquired Company is escheatable to any Governmental Body under any applicable Law, including uncashed checks to vendors, employees, non-refunded over payments, credits or unused prepaid accounts.

(v) No Acquired Company is a party to any Contract (including, but not limited to, this Agreement) and no Acquired Company has otherwise made any payment that could result, separately or in the aggregate, (i) in any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) or (ii) in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(w) No Acquired Company has (i) deferred any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to Section 2302 of the CARES Act or any other Law enacted or order issued on account of or in response to COVID-19 or (ii) claimed any Tax credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act.

(x) No Acquired Company (i) is, or owns an interest in, a “controlled foreign corporation” as defined in Code Section 957; or (ii) is, or owns an interest in, a “passive foreign investment company” within the meaning of Code Section 1297.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.10 and Section 5.14 (to the extent expressly related to Taxes) shall be considered the sole and exclusive representations and warranties in this Agreement with respect to Taxes and compliance (or non-compliance) with Tax-related Laws (including the Code).

5.11 Contracts and Commitments.

(a) Except as set forth on Schedule 5.11(a), neither the Company nor any of its Subsidiaries is a party to any:

(i) collective bargaining agreement or similar Contract with any labor union, trade union, works council, labor organization, or other employee representative body;

(ii) profit sharing, employee equity purchase, profits interests, equity option or similar plan;

(iii) Contract for the employment of any employee or engagement of any individual consultant or independent contractor (1) providing for base compensation in excess of $150,000 per annum, (2) providing for severance or termination pay, (3) providing for any payment in connection with the transactions contemplated by this Agreement, (4) guaranteeing any bonus or commission payments in excess of $100,000 per annum, or (5) requiring advance notice of termination by the Company or any of its Subsidiaries of greater than thirty (30) days;

(iv) agreements with any professional employer organization, employee leasing agency, staffing services company, temporary employee agency or similar entity currently being used by the Company or its Subsidiaries or any administrative services agreement governing the relationship between the Company or its Subsidiaries and any employees of the Company or its Subsidiaries;

(v) agreements containing non-competition, non-solicitation or similar restrictive covenants with any director, officer, employee, consultant or independent contractor;

(vi) agreements relating to any loan by the Company to any employee, consultant or independent contractor;

(vii) agreement or Contract related to Indebtedness or relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, in respect of any customs, licensing, bid, surety or performance bonds, or any similar instruments);

(viii) guaranty of any obligation for borrowed money or other material guaranty;

(ix) lease or agreement under which it is lessee of, or holds, uses, manages, accesses or operates any property, real or tangible, owned by any other party, for which the annual rental exceeds $150,000;

(x) lease or agreement under which it is lessor of or permits any third-party to hold, use, manage, access or operate any property, real or tangible;

(xi) contract relating to the acquisition or disposition (whether by sale, purchase, lease, or otherwise) of any real property or any interest therein;

(xii) other than purchase orders or statements of work entered into in the ordinary course of business, contract or group of related contracts with any Material Customer;

(xiii) other than purchase orders or statements of work entered into in the ordinary course of business, contract or group of related contracts with any Material Supplier;

(xiv) Contracts for the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third-party or by a third-party to the Company or any of its Subsidiaries, in each case involving consideration in excess of $50,000 per annum, other than (A) licenses for commercially available, Off-the-Shelf Software, open source or free software used by the Company or any of its Subsidiaries or (B) agreements, including non-exclusive licenses of Intellectual Property, entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(xv) Contracts relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business;

(xvi) Contract or purchase order for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $250,000;

(xvii) settlement, conciliation or similar agreement, in each case, pursuant to which, following the Closing, the Company or any of its Subsidiaries has any executory payment obligation in excess of $250,000 or is subject to any other material restriction on the operations of the Company and its Subsidiaries taken as a whole;

(xviii) Contract containing “most favored nation” or “best pricing” provisions, or other contract that contains exclusivity, rights of first refusal or rights of first negotiation granted by the Company or any of its Subsidiaries;

(xix) Contract which provides for or otherwise includes a minimum volume or purchase requirement of the Company or any of its Subsidiaries;

(xx) Contract that limits or restricts the ability of the Company or any of its Subsidiaries to compete or engage in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

(xxi) partnership or joint venture agreement;

(xxii) Contracts with a Related Person;

(xxiii) Current Government Contract or Current Government Bid;

(xxiv) other Contract that involves the expenditure or payment of more than $250,000 in the aggregate and which is not terminable by the Company without penalty or termination fee on notice of ninety (90) days or less; or

(xxv) lease, license, easement, use agreement, restrictive covenant, track agreement, service contract, or other agreement or instrument governing or relating to the rights or obligations of the Company or any of its Subsidiaries with respect to the existing Rail Improvements, including as may pertain to the use, access, maintenance, repair, replacement or removal of any of the foregoing (together, with all amendments, modifications, restatements, replacements and supplements to any of the foregoing, the “Rail Agreements”).

(b) As of the date hereof, each of the contracts listed on Schedule 5.11(a) (each, a “Material Contract”) is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. Except as set forth on Schedule 5.11(b), as of the date hereof, neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any Material Contract, and, to the knowledge of the Company, the other party to each Material Contract is not in material default thereunder. Except as set forth on Schedule 5.11(b), as of the date hereof, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party under any Material Contract. As of the date hereof, (i) no party to any Material Contract has given written notice of the exercise of, or to the knowledge of the Company has otherwise exercised, any termination rights with respect thereto, and (ii) no party has given written notice of any material dispute with respect to any Material Contract. The Company has made available to Purchaser true and correct copies of each Material Contract.

5.12 Intellectual Property, Data Privacy and Cybersecurity.

(a) All registered Intellectual Property and applications to register Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof are set forth on Schedule 5.12(a) (collectively, the “Registered Intellectual Property” and together with the material unregistered Intellectual property owned by the Company, the “Company Intellectual Property”). Except as set forth on Schedule 5.12(a): (i) the Company or each of its Subsidiaries (as applicable and as identified on Schedule 5.12(a)) exclusively owns all Company Intellectual Property and is the registrant of the formal protections arising under the Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) in the past six (6) years, neither the Company nor any of its Subsidiaries has received any claims (written or to the knowledge of the Company, otherwise) alleging that the Company or any of its Subsidiaries has infringed or misappropriated the Intellectual Property of any other Person; (iii) to the knowledge of the Company, none of the Company nor any of its Subsidiaries is currently infringing or misappropriating the Intellectual Property of any other Person; (iv) to the knowledge of the Company, no Person is infringing or misappropriating, or in the past six (6) years has infringed or misappropriated, any Company Intellectual Property; (v) to the extent the Company or its Subsidiaries (as applicable) uses the Intellectual Property of any other Person, the Company or its Subsidiaries (as applicable) has a valid contractual right or other sufficient license or right to use the same in the conduct of its business as currently conducted, which right or license shall not be impacted by and shall continue after the Closing; (vi) none of the Company Intellectual Property is subject to a proceeding to challenge or invalidate the same, and all formal protections therefor are valid and enforceable, all without challenge of any kind; and (vii) neither the Company nor any of its Subsidiaries has any knowledge of any facts that would be grounds for any Person to challenge the Company’s ownership of, or to be entitled to an in-license of third party Intellectual Property in order to exploit, the Company’s Intellectual Property, and the Company has the right to bring actions for infringement or unauthorized use of the Company Intellectual Property.

(b) The computer systems, including the software, firmware, and hardware owned, leased or licensed by the Company or its Subsidiaries for the conduct of their respective businesses are sufficient in all material respects for the immediate needs of the businesses of each of the Company and its Subsidiaries. To the Company’s knowledge, none of the proprietary software included in the Company Intellectual Property is subject to any “open source” (including any “copyleft”) license, including any GPL, AGPL or other software license approved by the Open Source Initiative or any Creative Commons license (collectively, “Open Source Licenses”). To the extent Company and its Subsidiaries utilize software in their businesses, such use does not require the Company or any of its Subsidiaries to publicly distribute or disclose the source code for any software included in the Company Intellectual Property. The Company and each of its Subsidiaries are in material compliance with all Open Source Licenses applicable to its use of any software governed by such licenses. As of the date of this Agreement, no material source code for any proprietary software included in the Company Intellectual Property has been released to any third party.

(c) In the past three (3) years, (i) neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any vendor of the Company or any of its Subsidiaries that has handled or had access to any Company Data or Business Systems at the applicable time, has experienced a Data Breach, (ii) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of Company, oral claim or notice from any Person that a Data Breach may have occurred or is being investigated, (iii) neither the Company nor any of its Subsidiaries has collected, stored, retained, maintained, transferred, destroyed and otherwise used all Company Data, and the Company and each of its Subsidiaries protects the security and integrity of the Company Data, Business Systems and financial transactions, in each case, in compliance in all material respects with all Privacy and Security Requirements, (iv) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of Company, oral claim or notice from any Person alleging that the Company or any of its Subsidiaries is not in compliance with any Privacy and Security Requirement and (v) neither the Company nor any of its Subsidiaries collects or transmits, and has not collected or transmitted, any Personal Data outside of the United States that would subject the Company or any of its Subsidiaries to any international Data Privacy Laws. The Company and each of its Subsidiaries: (a) has implemented and maintains commercially reasonable administrative, technical and physical safeguards, including the adoption, implementation and maintenance of a written information security program, incident response plan, and disaster recovery and business continuity plan in each case designed to protect Company Data, and Business Systems and financial transactions against loss, interruption of use, destruction, damage and unauthorized access, use, acquisition and disclosure; (b) performs routine, reasonable vulnerability scans and penetration testing on the Business Systems controlled and administered by the Company (c) uses reasonable efforts designed to install software security patches and other fixes to material information security vulnerabilities identified by the Company with respect to such Business Systems and (d) maintains cybersecurity insurance as set forth in Schedule 5.16. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated herein, will violate any Privacy and Security Requirement, or require the consent of or notice to any Person with respect to the use or transfer of such Person’s Personal Data. The Business Systems are reasonably sufficient in all material respects for the Company and its Subsidiaries’ current needs in the operation of the Business. The Company and each of its Subsidiaries, as applicable, has taken reasonable steps to provide for the back-up and recovery of all material data and information necessary to the conduct of its Business without material disruption or interruption.

5.13 Litigation. Except as set forth on Schedule 5.13, as of the date hereof and during the prior three (3) years, there are and have been no material actions, suits or proceedings pending or, to the knowledge of the Company, expressly threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Body. Except as set forth on Schedule 5.13, as of the date hereof and during the prior three (3) years, neither the Company nor any of its Subsidiaries is or has been subject to any outstanding judgment, order or decree of any Governmental Body that imposes any material restriction on the Company or any of its Subsidiaries, except as would not (a) be material to the Company or its Subsidiaries, taken as a whole or (b) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists all material Plans. For purposes of this Agreement, “Plans” means the employee benefit plans and programs (within the meaning of Section 3(3) of ERISA) and all other benefit plans and programs whether or not subject to ERISA, agreements, policies, practices or arrangements, of any kind whether written or oral, funded or unfunded, qualified or nonqualified, domestic or foreign, including: (i) all retirement, savings and other pension plans; (ii) all health, severance, salary or benefit continuation, medical, dental, vision, hospitalization, fringe benefit, retiree medical or life insurance, disability, medical expense reimbursement, dependent care assistance, and other employee welfare plans; and (iii) all employment, individual consulting, bonus or other incentive, stock option, stock bonus, termination or change-in-control, retention, vacation, sick pay, and paid time off, whether covering one person or more than one person, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employees of the Company and its Subsidiaries, or their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any liability, including on account of an ERISA Affiliate, whether direct, indirect, actual or contingent; provided, however, that the term “Plan” shall not include any governmental or statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable Law or are maintained by any Governmental Body. The Company has made available to Purchaser accurate and complete copies of all Plans and all related documents that are material to such Plans.

(b) All Plans (and any related trust or other funding vehicle) are and have been operated in material compliance with its terms and all applicable Laws, including ERISA and the Code. With respect to each Plan that is a “welfare plan” (as described in Section 3(1) of ERISA), the Company and its Subsidiaries have complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code and any applicable state continuation coverage Laws. With respect to each Plan that is a “group health plan” (as described in Section 5000(b)(1) of the Code and Section 607(1) of ERISA), the Company and its Subsidiaries have complied, in all material respects, with applicable requirements of the Patient Protection and Affordable Care Act and the Public Health Services Act, including, but not limited to, compliance with the requirements of Section 4980H of the Code, as applicable. Any Plan subject to Section 409A of the Code complies in all material respects with and has been administered in compliance in all material respects with such provision.

(c) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the IRS that such Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Plan.

(d) With respect to the Plans, except as would not result in material liability to the Company or its Subsidiaries, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits, (iii) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed, and (v) no event has occurred, nor do any circumstances exist, that could reasonably be expected to give rise to material liability or material civil penalties under any Laws with respect to any Plan (other than routine payment of benefits).

(e) Neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(f) Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(g) Except as set forth on Schedule 5.14(g), no Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries which is subject to Section 302 of ERISA or Section 412 of the Code (i) has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and (ii) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty (30) days of such event) has occurred or is expected to occur.

(h) No Plan is a (i) Multiemployer Plan, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). No benefits under any Plan are provided through a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) None of the Plans obligates the Company or any of its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance, medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law or pursuant to a disclosed severance arrangement.

(j) Except as set forth of Schedule 5.14(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any employee of the Company or its Subsidiaries to any material compensation or material benefit under any Plan, or (ii) accelerate the time or payment or vesting, or trigger any payment or funding, of any material compensation or material benefits or trigger any other material obligation under any Plan with respect to any employee of the Company or its Subsidiaries.

5.15 Employees.

(a) Schedule 5.15(a)(i) sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries as of the last payroll date prior to the date of this Agreement, along with each employee’s name , employing entity, job title, date of hire, work location, full or part-time or temporary status, secondment status (and entity to which seconded, as applicable), exempt or non-exempt status under applicable wage and hour Laws, annual salary or hourly wage rate (as applicable), bonus or commission eligibility, visa status (if applicable) and any furlough, layoff or leave status (and anticipated return to work date if known). Schedule 5.15(a)(ii) sets forth a true, correct and complete list of all individual independent contractors and consultants of the Company and its Subsidiaries as of the last payroll date prior to the date of this Agreement, along with each independent contractor’s or consultant’s name, engaging entity, dates of engagement, description of services provided, work location, and compensation arrangement. Except as set forth on Schedule 5.15(a)(i), all employees of the Company and its Subsidiaries are employed on an “at will” basis, and the Company and its Subsidiaries do not employ or retain the services of any employee, individual independent contractor or individual consultant who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated hereby, without notice and without further liability to the Company or any of its Subsidiaries. Except as set forth on Schedule 5.15(a)(iii), to the Company’s knowledge, no employee, group of employees, individual consultant or individual independent contractor of the Company or its Subsidiaries has given written notice of termination of employment or engagement or otherwise intends to terminate his or her employment or service relationship with the Company or its Subsidiaries, as applicable, within the twelve (12) month period following the date hereof.

(b) Except as set forth on Schedule 5.15(b): (i) neither the Company nor any of its Subsidiaries is, or has been for the past three (3) years, a party to or bound by any collective bargaining agreement or similar contract with any labor union, trade union, works council, labor organization or other employee representative body, nor is the Company or any of its Subsidiaries currently negotiating any such contract as of the date hereof; (ii) to the Company’s Knowledge, there are, and within the past three (3) years there have been, no pending union organizing activities involving employees of the Company or any of its Subsidiaries; (iii) there are no pending or, to the Company’s knowledge, threatened strikes, work stoppages, walkouts, lockouts or other material labor disputes affecting or against the Company or any of its Subsidiaries, nor have there been any such disputes within the past three (3) years; and (iv) there are no pending or, to the Company’s knowledge, threatened, unfair labor practice charges against the Company or any of its Subsidiaries before the National Labor Relations Board, nor have there been any such charges within the past three (3) years.

(c) All compensation, including wages, salary, commissions, bonuses, fees, and other compensation, due and payable to all employees, individual independent contractors or individual consultants of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full, and the Company and its Subsidiaries are not liable for any amounts, fines, taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(d) The Company and each Subsidiary are, and have been at all times during the past three (3) years, in compliance in all material respects with all applicable Laws with respect or relating to employment, employment practices, labor relations, terms and conditions of employment, immigration and wages and hours, including all Laws relating to discrimination, harassment, retaliation, termination of employment, meal and rest breaks, overtime, minimum wage, the maintenance of personnel records, employee whistleblowing, work authorization (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employee privacy, employee data privacy and security, classification of employees as exempt or non-exempt, classification of consultants or other individual service providers as independent contractors, child labor, pay equity, pay transparency, wage statements, reasonable accommodation, plant closures and layoffs, employee trainings and notices, workers’ compensation, collective bargaining, background checks, restrictive covenants, negligent hiring or retention, leave entitlement, sick pay, unemployment insurance, the payment of prevailing wages, equal opportunity employment, affirmative action, and occupational safety and health.

(e) The Company and each Subsidiary has in the past five (5) years complied in all material respects with the requirements of the Immigration Reform and Control Act and the Illegal Immigration Reform and Immigrant Responsibility Act with respect to proper verification of the employment eligibility of all of their respective current and former employees and has retention and completion of Forms I-9 for each of their respective employees. The Company and each Subsidiary has in the past five (5) years complied with any E-Verify requirements placed upon it under Laws or by contract. To the knowledge of the Company, each employee of the Company and its Subsidiaries is legally entitled to work in the jurisdiction in which he or she is employed and in the position in which he or she is employed. Without limiting the foregoing, during the five (5) year period prior to the date hereof, (i) the Company and each Subsidiary has properly utilized, in all material respects, a Form I-9 to verify the identity and work authorization status of each of their respective employees in compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations, (ii) no employee of the Company or any Subsidiary has presented any temporary work authorization document at the time of hire that is currently or at any future date will be subject to I-9 re-verification, (iii) no employee of the Company or any Subsidiary is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization, and (iv) the Company and its Subsidiaries have not received any written correspondence from any Governmental Body questioning the validity of the social security number or work authorization status of any employee of the Company or its Subsidiaries.

(f) No employee, any individual consultant or individual independent contractor of the Company or its Subsidiaries is, or during the past three (3) years has been, in material violation of any employment agreement, independent contractor agreement, non-disclosure agreement, fiduciary duty, non-competition agreement, non-solicitation agreement, non-disparagement obligation, or other material restrictive covenant obligation (i) with or owed to the Company, any Subsidiary or any former employer or other Person and (ii) relating to the right of any such employee, individual consultant or individual independent contractor to be employed or engaged by the Company or any Subsidiary or to perform his or her duties or services to the Company or any Subsidiary.

(g) Except as would not result in material liability for the Company or its Subsidiaries, the Company and each Subsidiary (i) have properly classified and treated all of their respective individual, natural Persons performing services for the Company or any Subsidiary as independent contractors or employees, and (ii) have properly classified and treated all of their respective employees as “exempt” or “non-exempt” from overtime or other wage and hour requirements under all Laws.

(h) During the past three (3) years, the Company and each Subsidiary have reasonably investigated all discrimination and harassment allegations involving any employee of the Company or its Subsidiaries which have been reported in accordance with the Company’s or Subsidiary’s reporting policies or to which the Company or Subsidiary had knowledge. With respect to each such allegation with potential merit, the Company or Subsidiary, as applicable, has taken corrective action that is reasonably calculated to prevent further improper action. To the Company’s knowledge, during the past three (3) years, no allegations of sexual or other harassment or discrimination have been made against any officer, director, executive or management-level employee of the Company or its Subsidiaries in their capacity as such.

(i) In the past three (3) years, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”), or any similar employment actions under any state or local Law similar to the WARN Act, implemented by the Company or any Subsidiary. As of the date hereof, neither the Company nor any Subsidiary is currently contemplating any employee layoffs, plant closings, employee relocations, or other employment losses that would trigger notice requirements or liability under the WARN Act or any Law similar to the WARN Act.

5.16 Insurance. Schedule 5.16 sets forth each insurance policy maintained by the Company and its Subsidiaries as of the date hereof on their properties, assets, products, business or personnel (the “Insurance Policies”). As of the date hereof, neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy as required by the terms thereof. The Company has made available to Purchaser true and correct copies of each Insurance Policy. The Company has provided to Purchaser loss runs under such Insurance Policies for the last three (3) years.

5.17 Environmental Matters. Except as set forth on Schedule 5.17:

(a) The Company and its Subsidiaries are in material compliance with all Environmental Laws applicable to their respective current operations at and occupancy of the real property listed on Schedule 5.09(b) and Schedule 5.09(c), and have been in material compliance with such Environmental Laws during the past five (5) years.

(b) Neither the Company nor any of its Subsidiaries has during the past five (5) years received written notice from any Governmental Body or third party alleging it is in material violation of or has a material liability or material investigatory, corrective or remedial obligation under Environmental Laws or common law.

(c) Neither the Company nor any of its Subsidiaries is subject to any current or, to the Company’s knowledge, threatened claim, order, directive or complaint asserting a material investigatory, corrective or remedial obligation or material liability under Environmental Laws or received any request for information from any Governmental Body under Environmental Laws during the last five (5) years.

(d) The Company and its Subsidiaries hold and are in material compliance with all material Permits required under Environmental Laws for their current operations and operations for the past five (5) years at and current occupancy of the Leased Real Property. A list of such Permits are set forth on Schedule 5.17. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Body or any third party alleging any material non-compliance with or any potential material liability under any Permit on Schedule 5.17. The Company and its Subsidiaries have timely filed any required Permit renewal, extension or replacement applications required for any Permit on Schedule 5.17 and has no reason to believe such renewal, extension or replacement will not be issued in due course without material expense or delay or with conditions that reasonably could be expected to require material expense or material changes to operations for compliance.

(e) To the knowledge of the Company, there has been no Release or threat of Release of any Hazardous Substances in, on, under, from or to any real property previously owned or previously or currently owned, leased or operated by the Company or any of its Subsidiaries or any disposal facility receiving or having received solid waste generated by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries could have liability under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any notice during the past five (5) years from any Governmental Body or any third party alleging any liability or potential liability of the Company or any of its Subsidiaries due to a Release or threat of Release of any Hazardous Substances in, on, under, from or to any real property previously owned or leased, or previously or currently operated or leased by the Company or at any disposal facility receiving or having received solid waste generated by the Company.

(f) To the knowledge of the Company, there are no existing or proposed future changes in or enactment of any Environmental Laws that will require any material changes or result in material costs in the operations of the Company or any of its subsidiaries or reasonably can be expected to will materially limit the operations thereof.

(g) Water Rights. APC is the sole owner of, has good and marketable title to, and is in exclusive possession of the Water Rights, free of any defects, liens, claims, demands, judgments, orders, mortgages, deeds of trust, security interests, pledges, leases, royalties, rights of first refusal, preferential purchase rights, area of interest provisions, or other burdens, restrictions or encumbrances of any kind. Effective upon the Closing, Purchaser will be the sole owner of the Water Rights. Each of the Water Rights is valid and in good standing in the records of the Utah Division of Water Rights (“UDWR”). The Water Rights have been put to regular and consistent beneficial use to the extent and with the frequency necessary to preclude any partial or total forfeiture of any Water Right from nonuse. Neither the Company nor any of the Subsidiaries have received any notice from the UDWR or from any other person or governmental entity asserting or concerning any defect, violation, deficiency or expired deadline with respect to any of the Water Rights. The wells used to divert the Water Rights were constructed by a licensed well driller and are in compliance with all applicable laws. The Water Rights are in good working condition. The Water Rights are sufficient for the operations of the Company and its Subsidiaries as currently operated and as have been operated for the past three (3) years. Neither the Company nor any of the Subsidiaries have received any claims from any Governmental Body or third party asserting that the Water Rights are invalid or defective, or disputing the ownership by APC, amount or priority of the Water Rights, or asserting that the use or potential use of any Water Right causes or will cause interference with or impairment to any other water right. To the knowledge of the Company, no action is required by APC, other than continued beneficial use of the Water Rights and compliance with applicable laws, in order to preserve or maintain the Water Rights in their current amounts into the future.

5.18 Affiliated Transactions. Except for the AE Consulting Agreement and for transactions between or among the Company or any of its Subsidiaries, employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the ordinary course of business, and except as set forth on Schedule 5.18, no officer, director, manager or Affiliate of the Company or its Subsidiaries, or any other Related Person, is a party to any agreement, contract, commitment or transaction that is still in effect with the Company or its Subsidiaries or has any ownership interest in any material property owned by the Company or any of its Subsidiaries.

5.19 Brokerage. Except as set forth on Schedule 5.19, there are no claims for, and no person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding on the Company or any of its Subsidiaries.

5.20 Permits; Compliance with Laws.

(a) Except as set forth on Schedule 5.20(a), each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Seller has provided to Purchaser true and complete copies of each such material Permit. Each such Permit is valid and in full force and effect. Neither the Company nor any of its Subsidiaries have, during the past three (3) years, received written notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, except as set forth on Schedule 5.20(a), all applications required to have been filed for the renewal or reissuance of all material Permits have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies, except for any such filing for which the failure to do so timely would not result in a material adverse impact on the Company’s and its Subsidiaries’ ability to, taken as a whole, conduct the Business as currently conducted in the applicable jurisdiction.

(b) Except as set forth on Schedule 5.20(b), (i) the Company and its Subsidiaries (and the Owned Real Property and, to their knowledge, the Leased Real Property) are, and during the past three (3) years have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated, and (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law.

5.21 International Trade Compliance. Except as set forth on Schedule 5.21, the Company and its Subsidiaries are in compliance, in all material respects, with all applicable Export and Import Laws, Sanctions and Anticorruption Laws. Without limiting the foregoing:

(a) The Company and its Subsidiaries are in compliance, and have in the past three (3) years complied, in each case, in all material respects, with all applicable Export and Import Laws, including compliance with all license or authorization provisos, terms and conditions. The Company and its Subsidiaries are in compliance with the terms of all applicable import restrictions and has paid (or accrued for) all applicable import duties, fees, and charges of any kind. There have been no voluntary disclosures by any Company or its Subsidiaries to, or investigations or administrative enforcement actions pending or, to the Company’s knowledge, in process, against the Company or its Subsidiaries by, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, the Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Governmental Body with respect to exports or imports.

(b) Neither the Company nor any of its respective Subsidiaries, affiliates, officers, directors, managers, employees, owners nor, to the knowledge of the Company, any third parties acting at their direction is a Sanctioned Person, or is located or operates in a Sanctioned Territory. Neither the Company nor any Subsidiary thereof has transacted any business, directly or knowingly indirectly, with (i) any Sanctioned Territory in violation of applicable Law or (ii) any Sanctioned Person in violation of applicable Law.

(c) Neither the Company nor any of its respective Subsidiaries, officers, directors, employees, nor, to the knowledge of Company, any of their consultants, representatives, or agents (nor any Person acting on behalf of or at the direction of any of the foregoing), in each case, acting in connection with the Company, has, directly or knowingly indirectly through a third party, (i) paid, offered, given, promised to pay, or authorized, funded or facilitated the payment of any money or anything of value to any Person to improperly obtain or retain business or any competitive advantage for the Company or any Subsidiary, or (ii) established or maintained any fund or asset that has not been recorded in the applicable Company books and records, in each case, in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its respective Subsidiaries, officers, directors, employees, nor, to the knowledge of the Company, any of their respective consultants, representatives, agents acting in connection with the Business has otherwise violated or is otherwise in violation of any applicable Anticorruption Laws.

5.22 Customers and Suppliers.

(a) Schedule 5.22(a) sets forth (i) a list of the top ten (10) customers of the Company and its Subsidiaries on a consolidated basis by volume of sales to such customers (collectively, the “Material Customers”) and (ii) a list of the top ten (10) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers (collectively, the “Material Suppliers”), in each case, for the fiscal year ended September 30, 2022.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, notice from any Material Customer to the effect that any such Material Customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, notice from any Material Supplier to the effect that any such Material Supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries.

5.23 Government Contracts.

(a) Schedule 5.23(a) sets forth a true and complete list of all (A) Current Government Contracts; and (B) Current Government Bids. In each such case, the Acquired Companies have made available to Purchaser full and complete copies of each Government Contract, including but not limited to any attachment, exhibit, appendix, change order, amendment, modification, option, or document that would include a material requirement for such Contract. A task, purchase or delivery order under a multiple award Government Contract constitutes a separate Government Contract for purpose of this schedule.

(b) None of the Acquired Companies has received written or, to the knowledge of the Company, oral notice that any of the Current Government Contracts or Current Government Bids are the subject of any ongoing bid protest or award protest proceedings.

(c) Since the date that is six (6) years prior to the date hereof, the Acquired Companies have complied in all material respects with all (A) statutory and regulatory requirements, including but not limited to the FAR, FAR Cost Principles, the Truthful Cost or Pricing Data Act, and the Cost Accounting Standards, where and as applicable to each Government Contract and Government Bid; (B) terms and conditions of each Government Contract and Government Bid; and (C) applicable representations and certifications in each of its Government Contracts and Government Bids, and each such representation and certification was accurate in all material respects as of its effective date.

(d) Since the date that is six (6) years prior to the date hereof, no Governmental Body, employee, prime contractor or subcontractor has (A) provided written notice to the Acquired Companies of an alleged or potential material violation or breach of any law, regulation, representation, certification, disclosure obligation, or contract term, condition, clause, provision, or specification with respect to any Government Contract or (B) initiated any dispute proceedings or asserted any claim (including any counterclaim) against the Acquired Companies alleging any material violation or breach of any law, regulation, representation, certification, disclosure obligation, or contract term, condition, clause, provision, or specification with respect to any Government Contract.

(e) Since the date that is six (6) years prior to the date hereof, none of the Acquired Companies has made, been the subject of any, or had grounds to make a mandatory disclosure under FAR 52.203-13(b)(3)(i) (or any similar applicable provision maintained by another Governmental Body) or any voluntary disclosure to any Governmental Body, including but not limited to any alleged unlawful conduct, misstatement, significant overpayment under a Government Contract, or omission arising under or related to any Government Contract or Government Bid.

(f) Since the date that is three (3) years prior to the date hereof, no Acquired Company has received any past performance evaluation or rating with respect to any Government Contract below “Satisfactory” or equivalent thereof.

(g) Since the date that is six (6) years prior to the date hereof, neither the Company nor any of its Subsidiaries have received any termination for default, termination for convenience, cure notice or show cause notice from any Governmental Body or any prime contractor or higher-tier subcontractor with respect to performance by the Company or its Subsidiaries as a prime contractor or subcontractor on any Government Contract.

(h) None of the Acquired Companies nor any of their respective “Principals” (as defined in FAR 2.101 or a similar applicable Law maintained by another Governmental Body) presently or within the past six (6) years have been suspended, debarred, proposed for debarment, voluntarily excluded, or otherwise been declared ineligible from participation in programs funded by any Governmental Body or for the award of any Government Contract in the past six (6) years, nor is any Acquired Company nor any of their respective Principals presently or has been on an Excluded Party List.

(i) (A) To the knowledge of the Company, neither the Company, its Subsidiaries nor any employee, officer, director or manager of the Acquired Companies, any representative of agent of the Acquired Companies, is currently under or identified in any administrative, civil or criminal investigation or indictment, nor party to any administrative, civil, or criminal litigation, involving alleged false statements, false claims, other misconduct, or failure to perform relating to any Government Contract or Government Bid; and (B) except as set forth in Schedule 5.23(i)(B), since the date that is six (6) years prior to the date hereof, to the knowledge of the Company, none of the Acquired Companies nor any employee, officer, director or manager of the Acquired Companies, , any representative of agent of the Acquired Companies, has been the target of or been party to any administrative, civil or criminal audit, investigation, indictment, or litigation by a Governmental Body relating to any Government Contract or Government Bid.

(j) None of the Acquired Companies has pending requests for equitable adjustment, pending claims by or against a counterparty to a Government Contract, or similar pending legal or contractual request in conjunction with any Government Contract, and there are no grounds for an equitable adjustment, claim or similar legal or contractual request in conjunction with any Government Contract, excluding current invoices that the Company believes will be paid in the ordinary course of business.

(k) There is no personal property, equipment or fixtures loaned, bailed or otherwise furnished to the Acquired Companies by or on behalf of a Governmental Body.

(l) The Acquired Companies are in compliance with all Organizational Conflict of Interest (as defined in FAR subpart 9.5 or a similar applicable provision maintained by another Governmental Body) (“OCI”) requirements and have not, since the date that is six (6) years prior to the date hereof, received written notice of any failure to comply with such requirements or the existence of any prohibited OCI in connection with any Current Government Contract.

(m) To the knowledge of the Company, (A) no subcontractor or vendor of the Acquired Companies providing products or services in connection with any Current Government Contract is currently suspended or debarred from bidding on Government Contracts in connection with the conduct of its business, nor has such suspension or debarment been currently proposed; (B) no subcontractor or vendor of the Acquired Companies providing products or services in connection with any Government Contract in effect within the past six (6) years was suspended or debarred from bidding on Government Contracts during the period of performance of such Contract; (C) no subcontractor or vendor of the Acquired Companies is or has been in violation of any Applicable Laws in connection with any Government Contract; and (D) to the knowledge of the Company, no action is pending or threatened against any subcontractor or vendor of the Acquired Companies for violation of any Applicable Laws in connection with any Government Contract.

(n) (A) None of the Acquired Companies’ Government Contracts in effect since the date that is six (6) years prior to the date hereof were reserved for, predicated upon, set-aside for, or based upon a preference for companies having a Preferred Bidder Status, (B) none of the Current Government Bids submitted by the Company or its Subsidiaries are reserved for, set-aside for, or otherwise predicated upon the any Acquired Company having a Preferred Bidder Status, and (C) no customer has indicated in writing an intention to cease purchasing products or services from the Company or any Subsidiary, or to materially decrease the amount of such purchases, if the Business loses any such status.

(o) No Company Intellectual Property that is regularly relied upon by the Acquired Companies for a competitive advantage in the marketplace, if any, was either conceived or first reduced to practice by or on behalf of the any Acquired Company in performance of a Government Contract or developed using government funding, and the U.S. Government has acquired no more than “limited rights,” “restricted rights,” or SBIR rights/SBIR data rights, as defined in 48 C.F.R. § 52.227 and 48 C.F.R. § 252.227, in any such Company Intellectual Property that was a deliverable or otherwise delivered under a Government Contract. None of the Acquired Companies is using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Body or prime contractor, subcontractor, vendor or other authorized Person. Other than the restrictions applicable to “limited rights,” “restricted rights,” or SBIR rights/SBIR data rights, the Acquired Companies do not further restrict the right of Governmental Bodies to further use or distribute Company Intellectual Property delivered pursuant to its Government Contracts. The Company has not assessed any material value in its books and records and financial statements to Company Intellectual Property delivered pursuant to Government Contracts.

(p) Except as provided in Schedule 5.23(p), no consent, notice or other action is required to be taken with respect to any Government Contract or Government Bid as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including: (A) any notification to any Governmental Body or other Person, (B) any requirement to update any representation or certification to any Governmental Body, including but not limited to within the System for Award Management (http://www.sam.gov), as required by the applicable regulations or the Government Contracts and (C) any other action required by the regulations set forth in 13 C.F.R. § 121.101, et. seq., or by any applicable similar Law).

(q) Since the date that is six (6) years prior to the date hereof, the Company and its Subsidiaries have complied in all material respects with all applicable data security, cybersecurity, and physical security systems and procedures required by its Government Contracts including and as applicable, FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting), DFARS 252.204-7019 (Notice of NIST SP 800-171 DoD Assessment Requirements), DFARS 252.204-7020 (NIST SP 800-171 DoD Assessment Requirements), and National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations). Since the date that is six (6) years prior to the date hereof, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Body or higher tier contractor, as required by the terms of such Government Contract or any Law.

5.24 Books and Records.

(a) The accounting and financial books and records of the Acquired Companies prepared since February 6, 2020 represent only actual, bona fide transactions and have been maintained, in all material respects, in a manner to allow the Financial Statements to be prepared in conformity with GAAP.

(b) The Company has made available to Purchaser all minute books of the Acquired Companies in its possession, custody, or control. Since February 6, 2020, the Company has maintained, in all material respects, true and correct records of all issuances and transfers of its Units.

5.25 Product Liabilities and Warranties; Rebates.

(a) The Company has made available to Purchaser complete and correct copies of (i) the Company’s standard terms and conditions of sale of the products and services of the Business and (ii) warranties offered by the Company for the products and services of the Business.

(b) Except as set forth on Schedule 5.25(b), during the last three (3) years, no product or service warranty (except for claims involving less than $100,000), recall, product liability or similar claims have been made against the Company or its Subsidiaries. During the last three (3) years, the Company has not received, with respect to its products, notice of: (i) any claim or allegation of personal injury, death or material property or material economic damages; (ii) any recall; (iii) any claim for punitive or exemplary damages; (iv) any claim for contribution or indemnification; or (v) any claim for injunctive relief relating to the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and Seller that the statements in this Article VI are true and correct:

6.01 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, with full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to be executed by Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Purchaser, and assuming that each of this Agreement and the Purchaser Documents, as applicable, is a valid and binding obligation of the other parties hereto and thereto (to the extent applicable), this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03 No Violation. Purchaser is not subject to or obligated under its Governing Documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents.

6.04 Governmental Bodies; Consents. Except for the requirements of the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 6.04, (i) Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. No fact or circumstance exists, including any possible other transaction under consideration by Purchaser (or its Affiliates), that would reasonably be expected to prevent or delay (a) the filings or approvals required under the HSR Act or (b) any filings or approvals required under Other Antitrust Regulations (a “Competitive Transaction”).

6.05 Litigation. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, overtly threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

6.07 Investment Representation. Purchaser is acquiring the Company Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

6.08 Sufficient Funds. Purchaser has and will have on the Closing Date, sufficient immediately available cash funds to consummate the transactions contemplated hereby, including to pay the Closing Cash Proceeds and all fees and expenses of Purchaser related to the transactions contemplated by this Agreement and the Purchaser Documents, and to satisfy all other payment obligations of Purchaser contemplated herein and therein. Purchaser does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing.

6.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

6.10 No Foreign Person. Purchaser is not a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”) and the transactions contemplated by this Agreement will not constitute a “covered transaction” as defined in the DPA.

ARTICLE VII

COVENANTS OF SELLER AND THE COMPANY

7.01 Conduct of the Business.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ businesses in the ordinary course of business (including using commercially reasonable efforts to maintain material tangible personal property owned or leased by the Company or any of its Subsidiaries in good operating condition and repair in all material respects in accordance with customary business practices), except as otherwise contemplated by this Agreement or in connection with the transactions contemplated hereby (including the transactions described in the Redemption Agreement), as set forth on Schedule 7.01(b) or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned).

(b) From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement or in connection with the transactions contemplated hereby (including the transactions described in the Redemption Agreement), as set forth on Schedule 7.01(b) or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) (A) amend or propose to amend the respective Governing Documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the shares, capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii) issue, sell, pledge, transfer, or dispose of, or agree to issue, sell pledge, transfer or dispose of, any shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares, shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares, capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights, in each case, other than issuances to employees or service providers of the Company or its Subsidiaries in the ordinary course of business;

(iii) redeem, purchase or otherwise acquire any outstanding shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one (1) or more of its Subsidiaries on or prior to the Closing Date, in each case, other than redemptions, repurchases or other acquisitions from employees or service providers (including former employees or service providers) of the Company or its Subsidiaries in the ordinary course of business;

(iv) except to the extent required by Law or the terms of any Plan or Contract, (A) grant to any employee, individual consultant, or individual independent contractor of the Company or any of its Subsidiaries any increase in compensation, except (x) for pay increases, promotions, commissions, and bonuses made in the ordinary course of business consistent with past practices, (y) as may be required by applicable Law or the terms of any Plan or other contract, or (z) in connection with annual renewals of any health or welfare plans; (B) amend or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except as would be in the ordinary course of business consistent with past practices; (C) decrease the compensation, including the salary, wages, bonus, or commissions, of any employee, individual consultant, or individual independent contractor of the Company or any of its Subsidiaries; (D) except for a termination resulting from a resignation of employment, terminate (other than for cause, as determined by the Company in good faith provided that the Company provides Purchaser with prompt notice of any such termination) the employment of any employee in an executive or management-level position or any officer or director of the Company or any of its Subsidiaries; (E) hire for employment any executive or management-level employee of the Company or any of its Subsidiaries; (F) grant to any employee, individual consultant, or individual independent contractor of the Company or any of its Subsidiaries any severance or termination pay; or (G) implement any reduction-in-force, furloughing of employees, or other personnel action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act;

(v) sell, lease, transfer, or otherwise dispose of, or grant any Person the right to use, occupy, manage, operate or access, or grant any options, rights of first refusal or first offer, or other similar rights with respect to, any Owned Real Property, any Leased Real Property, or any other material property or material assets owned by the Company or any of its Subsidiaries, except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the ordinary course of business, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and (C) the expiration of Intellectual Property in accordance with its statutory terms;

(vi) enter into any Contract that would qualify as a Material Contract outside the ordinary course of business and, except for amendments in the ordinary course of business (other than with respect to employment agreements, for which such exception shall not apply), amend or terminate (except for a termination resulting from the expiration of a contract in accordance with its terms) any Lease, ORP Lease, or Material Contract;

(vii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii) acquire (whether by purchase, lease or otherwise) any real property or any interest therein;

(ix) except in accordance with the capital budget of the Company and its Subsidiaries, commit or authorize any commitment to make any capital expenditures in excess of $500,000 in the aggregate, or fail to make material capital expenditures in accordance with such budget;

(x) make any change in any method of accounting or auditing practice, including any working capital procedures or practices including any changes in accounting practices or procedures related to Working Capital, other than changes required as a result of changes in GAAP or applicable Law;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary of the Company or (B) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the ordinary course of business consistent with past practices or applicable policies or procedures;

(xii) (A) make (other than consistent with past practice), change or revoke any Tax election, (B) change any annual Tax accounting period or method of Tax accounting, (C) enter into any “closing agreement” with any taxing authority with respect to Taxes, (D) enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement relating to any Tax (other than any such agreement entered into in the ordinary course of business with another Person (other than Seller or any Affiliate of Seller (other than any Acquired Company)) and which does not primarily relate to Taxes), (E) knowingly surrender any right to claim a refund of Taxes (other than an immaterial amount), (F) settle any claim or assessment in respect of any Tax or file any amended Tax Return, or (G) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xiv) commence, compromise or settle any proceeding (i) where the amount at issue is in excess of $250,000 or (ii) seeking equitable relief;

(xv) fail to maintain and continue in full force and effect the Insurance Policies, except for any Insurance Policy replaced by a new or successor policy of the same or substantially similar coverage;

(xvi) make any contributions to any Company Pension Plans, other than the minimum amount of any required contributions; and

(xvii) authorize, or commit or agree to take, any action described in clauses (i) through (xvi) of this Section 7.01(b).

(c) Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any action (including the establishment of any policy, procedure or protocol) in response to COVID-19 or any COVID-19 Measure that would otherwise violate or breach this Agreement, potentially be deemed to constitute an action taken outside of the ordinary course of business, or otherwise potentially serve as a basis for Purchaser to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (ii) no consent of Purchaser shall be required with respect to any matter (A) to the extent that the requirement of such consent (or the failure to take such action in the absence of such consent) would violate applicable Law, (B) such action is taken, or omitted to be taken, by the Company or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Body or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, COVID-19 or any other pandemic, epidemic or disease outbreak, political or social conditions, civil unrest, protests, public demonstrations and the response of any Governmental Body thereto or any escalation or worsening thereof, or (C) such action is otherwise taken, or omitted to be taken, by the Company or any of its Subsidiaries to protect the business of the Company and its Subsidiaries in response to COVID-19 or any other pandemic, epidemic or disease outbreak, political or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Body in response thereto and any escalation or worsening thereof, as determined by the Company in its good faith and reasonable discretion. Notwithstanding anything to the contrary in this Section 7.01(c), the Company and its Subsidiaries may (x) use all available Cash to make Cash dividends or distributions or pay Transaction Expenses or Indebtedness of the Company and its Subsidiaries, in each case of this clause (x), so long as (1) such use of Cash does not interfere with the operation of the Company and its Subsidiaries or the Business, (2) such dividends or distributions are declared, set aside and paid solely in cash and (3) the payment of such Cash is completed prior to the Closing Date and reflected in full in the Closing Statement and (y) enter into or pay any bonus arrangements with employees of the Company and its Subsidiaries so long as such bonuses are included in the calculation of Working Capital or Transaction Expenses or paid prior to the Closing.

7.02 Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties (including all Owned Real Property and all Leased Real Property), books and records of the Company and its Subsidiaries in order for Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Company or its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries; provided, further, that all requests for access shall be directed to Hal Murdock (as representative for the Company) or such other person(s) as they may designate from time to time (each such person, an “Authorized Representative”); and provided, further, that such access shall not extend to any (a) environmental sampling or testing or invasive or subsurface investigation, (b) trade secrets or other competitively sensitive information or (c) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). Neither the Company nor Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties of Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated hereby and will be governed by all the terms and conditions of the Confidentiality Agreement.

7.03 Regulatory Filings. Subject to Section 10.04, the Company shall (a) use its reasonable best efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to Seller, the Company or any of its Subsidiaries required for the consummation of the transactions contemplated herein, (b) reasonably coordinate and cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with all of the foregoing, and (c) reasonably promptly provide any additional information and documentary material that may be reasonably requested in connection with such filings, make any further filings pursuant thereto that may be necessary in connection therewith and take all actions reasonably necessary to obtain all required clearances.

7.04 Section 280G.

(a) The Company and each of its Subsidiaries shall use commercially reasonable efforts to seek, prior to the initiation of the equityholder approval procedure described in Section 7.04(c), from each Person to whom any payment or benefit is required or proposed to be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of any of the Company and its applicable Subsidiaries in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.

(b) In connection with the foregoing, Purchaser shall provide Seller with all information and documents necessary to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Purchaser or any of its respective Affiliates (“Purchaser Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date).

(c) Prior to the Closing, the Company and each of its Subsidiaries shall use its commercially reasonable efforts to obtain the approval by such number of equityholders of such Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 7.04(a) to receive or retain, as applicable, such Person’s Waived Benefits, provided that in no event shall this Section 7.04 be construed to require the Company or any of its Subsidiaries to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, such Subsidiary or any other Person, and in no event shall the Company or any of its Subsidiaries be deemed in breach of this Section 7.04 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.

(d) Notwithstanding anything to the contrary in this Section 7.04 or otherwise in this Agreement, to the extent Purchaser has provided misinformation, or Purchaser’s omission of information has resulted in misinformation, with respect to any Purchaser Payments, (i) there shall be no breach of the representation contained in Section 5.10 or the covenant contained herein and (ii) for all purposes of this Agreement, no payment by, or benefit provided to, any “disqualified individual” with respect to whom such misinformation or omission was provided shall be a “parachute payment” under Section 280G(b) of the Code.

7.05 Exclusive Dealing. During the period from the execution and delivery of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither Seller nor the Company shall directly or indirectly take any action to initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser and its Affiliates and representatives) concerning any purchase of the Company Units or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries (other than assets and services sold in the ordinary course of business). During the period from the execution and delivery of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall notify Purchaser of any such written, bona fide inquiry or proposal within two (2) Business Days of receipt thereof by Seller, the Company or its Subsidiaries and such notice shall include the material terms of such inquiry or proposal and the identity of such third party(ies).

7.06 Payoff Letters. Prior to the Closing, the Company shall deliver to Purchaser customary payoff letters from the holders of Indebtedness identified on Schedule 7.06 and shall make arrangements for such holders of such Indebtedness to deliver all related Lien releases to Purchaser as soon as practicable after the Closing.

7.07 Notice. During the period from the execution and delivery of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall promptly provide notice to Purchaser, upon obtaining actual knowledge, (i) that any representation or warranty contained in Article IV or Article V, respectively, shall be or have become untrue or been breached, in either case, such that any of the conditions set forth in Section 3.01(a) or Section 3.01(b) would not be satisfied as of the Closing Date, or (ii) of the occurrence or existence of any Material Adverse Change; provided, however, that the right or ability of Purchaser to claim or assert the failure of, and the determination of whether any party has satisfied or failed to satisfy, any of the conditions set forth in Article III shall be determined without regard and without giving effect to this Section 7.07 or Seller’s compliance herewith (as if this Section 7.07 were deleted from this Agreement). Any notice delivered by Seller pursuant to this Section 7.07 will not be deemed to have cured any breach of a representation or warranty or affect any right or remedy of Purchaser under this Agreement related to any such breach of a representation or warranty or with respect to the existence of a Material Adverse Change. For the avoidance of doubt, the covenants and agreements set forth in this Section 7.07 shall not survive the Closing.

7.08 Title Insurance. Prior to Closing, at Purchaser’s request, the Company shall, at Purchaser’s sole cost and expense, reasonably cooperate with Purchaser and shall use commercially reasonable efforts to cause the Title Company to issue at Closing any endorsements that may be reasonably requested by Purchaser with respect to the Title Policy. Such cooperation shall include the Company’s execution and delivery of such affidavits, certificates and other documents as may be reasonably requested by Purchaser.

7.09 Environmental Insurance Policies. At Purchaser’s written election, Seller shall, at Purchaser’s sole cost and expense, use commercially reasonable efforts to cause Purchaser to be added as an additional insured to the Environmental Insurance Policies effective as of Closing.

ARTICLE VIII

COVENANTS OF PURCHASER

8.01 Access to Books and Records. From and after the Closing, Purchaser shall, and shall cause each of the Company and its Subsidiaries to, provide Seller and its agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of Purchaser, the Company and the Company’s Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose; provided, that such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Company or its Subsidiaries. Unless otherwise consented to in writing by Seller, none of Purchaser, the Company or the Company’s Subsidiaries shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and each of its Subsidiaries for any period prior to the Closing Date without first offering to surrender to Seller such books and records or any portion thereof which Purchaser or the Company or any of its Subsidiaries may intend to destroy, alter or dispose of.

8.02 Director, Manager and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, Purchaser shall, or shall cause the Company (at Purchaser’s expense) to, purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’, managers’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provide “side A, B and C directors and officers” insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing on terms no less favorable (including with respect to both policy limit and scope) as the policy or policy(ies) maintained by the Company or any of the Company’s Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”). Notwithstanding the foregoing, in no event shall Purchaser be required to pay premiums for the D&O Tail Policies that are more than 250% of the annual premiums for the Company’s current directors’, managers’ and officers’ liability insurance; provided that, if the annual premiums of such coverage exceed such amount, Purchaser shall obtain a policy with the greatest coverage available for a cost not exceeding such amount for such six (6) year period and which otherwise meets the requirements set forth in the preceding sentence.

(b) For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Company and its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ Governing Documents relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. Purchaser agrees and acknowledges that this Section 8.02 shall be binding on Purchaser’s successors and assigns.

(c) If the Company or its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Company or its Subsidiaries at or prior to the Closing or any other party covered by directors’, managers’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The obligations under this Section 8.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director, manager or similar functionary of each of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.03 Efforts. On the terms and subject to the conditions of this Agreement, Purchaser will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing but subject to and without limiting Section 10.04, Purchaser shall (a) use reasonable best efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to Purchaser required for the consummation of the transactions contemplated herein, (b) reasonably coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) supply reasonably promptly any additional information and documentary material that may be reasonably requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and use its reasonable best efforts to take all actions necessary to obtain all required clearances (including the expiration or termination of the waiting period under the HSR Act). For the avoidance of doubt, nothing in this Section 8.03 shall limit the obligations of Purchaser and its Affiliates pursuant to Section 10.04 of this Agreement.

8.04 Contact with Business Relations. Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any director, manager, officer, employee (in each case, other than an Authorized Representative), or, with respect to the businesses of the Company or any of its Subsidiaries or the transactions contemplated hereby, any customer, supplier, distributor or other material business relation, of the Company or any of its Subsidiaries prior to the Closing without the prior written consent and coordination of an Authorized Representative (not to be unreasonably delayed, conditioned or withheld).

8.05 Continuing Confidentiality. Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of August 3, 2023, by and between Purchaser and the Company (the “Confidentiality Agreement”), and it shall be responsible for any breaches of the Confidentiality Agreement by any of Purchaser’s representatives.

8.06 Access and Investigation; Non-Reliance. Each of Purchaser and its respective representatives (a) have had access to and the opportunity to review all of the documents in the Project Arrowhead virtual data room hosted by Intralinks on behalf of the Company, and (b) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. Purchaser and each of its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and each of its Subsidiaries, and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Purchaser and its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company and Seller expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of Seller, the Company or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures (if any) or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”) and none of Purchaser or any of its Non-Recourse

Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity, on public policy grounds, under any Law (including under securities Laws or the Racketeer Influence and Corrupt Organizations Act of 1970 (“RICO”)), on the basis of “unjust enrichment” or otherwise). In connection with the transactions contemplated hereby, Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and each of Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 8.06, Section 10.01 and Section 11.02.

8.07 R&W Insurance Policy. Purchaser shall ensure that the R&W Insurance Policy expressly waives any claims of subrogation (except in the case of Fraud (as defined in this Agreement)) against Seller and its Affiliates and their respective representatives and shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action, suit or proceeding against Seller, its Affiliates or any of their respective representatives, based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

(a) by mutual written consent of Purchaser, on the one hand, and the Company and Seller, on the other hand;

(b) by Purchaser, on the one hand, or by the Company or Seller, on the other hand, by written notice to the other, upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and non-appealable and which renders the condition set forth in Section 3.03(a) or Section 3.03(b) incapable of being satisfied; provided, that no termination may be made under this Section 9.01(b) if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of the terminating party;

(c) by Purchaser, on the one hand, or by the Company or Seller, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before February 29, 2024 (the “Outside Date”); provided, however, that no termination may be made under this Section 9.01(c) if the failure to close shall have been caused by the action or inaction of the terminating party; and provided, further, that, if on February 29, 2024 the conditions to Closing set forth in Section 3.03(a) or Section 3.03(b) (in the case of Section 3.03(b), only as a result of any final, binding and non-appealable injunction, order, judgment decision, decree or ruling arising under the HSR Act or any Other Antitrust Regulation) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing shall be capable of being satisfied on such date), then the Outside Date may be extended by Purchaser, on the one hand, or by either the Company or Seller, on the other hand, to March 30, 2024;

(d) by Purchaser, if Purchaser is not then in material breach of this Agreement, by written notice to the Company, upon a breach of any covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V, as qualified by the Disclosure Schedules, shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.01(a), Section 3.01(b) or Section 3.01(c) would not be satisfied; provided, however, that, if such breach is curable through the exercise of commercially reasonable efforts and for so long as the Company or Seller, as applicable, continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 9.01(d); or

(e) by the Company or Seller, if the Company and Seller, as applicable, are not then in material breach of this Agreement, by written notice to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a) or Section 3.02(b) would not be satisfied; provided, however, that, if such breach (other than breach or failure to consummate the Closing when required pursuant to Section 2.02) is curable by Purchaser through the exercise of commercially reasonable efforts and for so long as Purchaser continues to exercise such commercially reasonable efforts, Seller and the Company may not terminate this Agreement under this Section 9.01(e).

9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 8.05, this Section 9.02, Section 13.02, Section 13.11, Section 13.12 and Section 13.16, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach of this Agreement by such party. For purposes of clarification, the parties hereto agree that if Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.01 and Section 3.03 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Purchaser.

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01 No Other Representations or Warranties. The representations and warranties of Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, Seller or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries, the Business or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, Seller, and each of their respective Non-Recourse Parties. Except for the representations and warranties of Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the

Disclosure Schedules, Purchaser is otherwise acquiring the Company, its Subsidiaries, its joint ventures (if any) and their respective businesses on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that Purchaser is familiar with such uncertainties, that Purchaser and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company or Seller made herein by imputed to, or deemed to have been made by, any other Person.

10.02 Further Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

10.03 Employees and Employee Benefits.

(a) Salary and Wages. Purchaser will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing Date of all employees of the Company and its Subsidiaries, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees”. Purchaser will cause the Company and its Subsidiaries to provide each such Retained Employee who remains employed with at least the same level of base salary or hourly wage rate and annual rate of target cash bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one (1) year following the Closing Date (or until the date of termination of the relevant Retained Employee, if earlier); provided, however, that nothing in this Section 10.03(a) shall obligate Purchaser or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period of at least one (1) year thereafter, Purchaser shall provide, or shall cause the Company and its Subsidiaries to provide, each Retained Employee with employee benefits (other than any equity-based compensation) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date; provided, that if a Retained Employee transitions to one of Purchaser’s employee benefit plans during such one (1) year period, such Retained Employee shall receive benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Purchaser.

(c) Severance. Without limiting the foregoing provisions of this Section 10.03, Purchaser shall, or shall cause the Company and its Subsidiaries to, pay severance benefits to Retained Employees whose employment with the Company or any of its Subsidiaries is involuntarily terminated within twelve (12) months following the Closing Date in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the applicable Plan as in effect as of the Closing Date.

(d) Employee Service Credit. Purchaser (i) shall give, or cause the Company and its Subsidiaries to give, each Retained Employee credit under all benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date; provided, that if a Retained Employee becomes eligible to participate in Purchaser’s defined benefit pension plan, such Retained Employees will not receive service credit in Purchaser’s defined benefit pension plan, (ii) shall allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if coverage for Retained Employees under any health or welfare Plan is terminated prior to the end of the plan year that includes the Closing Date, shall credit the Retained Employee with any expenses that were covered by such Plan(s) for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(e) Vacation Pay and Personal Holidays. Purchaser shall cause the Company and its Subsidiaries to continue to credit to each Retained Employee all vacation, sick leave, personal holiday and other paid time off that the Retained Employee has accrued or is otherwise entitled to use but has not used as of the Closing Date (including any such vacation, sick leave, personal holiday and other paid time off to be used in future years), and shall retain all liability for the payment of all such amounts.

(f) No Third Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 10.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Purchaser, the Company and their respective Subsidiaries or any of their respective Affiliates, (ii) alter or limit the ability of Purchaser or the Company and their respective Subsidiaries to amend, modify or terminate any Plan or any other benefit or employment plan, program, policy, agreement or arrangement after the Closing Date, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser or the Company or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee or (iv) limit the ability of Purchaser, the Company or their respective Subsidiaries to terminate the employment or service of any Person at any time and for any or no reason.

10.04 Antitrust and Governmental Notifications.

(a) The Company and Purchaser shall file with the U.S. Federal Trade Commission and the U.S. Department of Justice, as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Purchaser shall file with any other Governmental Body, as promptly as reasonably practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, any other filings (including any pre-notification draft), reports, information and documentation as may be required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. Each of the Company and Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. Purchaser and Seller shall each be responsible for one-half of all filing fees payable in connection with the filings described in the first two (2) sentences of this Section 10.04(a). Neither Purchaser, the Company, nor any of their respective Affiliates shall enter into any agreement with any Governmental Body or extend any waiting period under the HSR Act or any Other Antitrust Regulations without the consent of the other parties hereto (such consents shall not be unreasonably conditioned, delayed, or withheld).

(b) The Company and Purchaser shall: (i) use their reasonable best efforts to promptly obtain any clearance required under the HSR Act or required under any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such material inquiry or request and supply to any Governmental Body without undue delay any additional information requested. Purchaser agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties hereto to expeditiously close the transactions contemplated hereby (and for the avoidance of doubt, so as to avoid an in depth or second phase review by the relevant Governmental Body). For the avoidance of doubt, the use of reasonable best efforts shall in no way obligate Purchaser to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Body or to contest, administratively or in court, any ruling, order, or other action of any Governmental Body or any other Person respecting the transaction contemplated by this Agreement. Prior to the Closing, Purchaser shall not, and shall cause its Affiliates not to, undertake or consummate any Competitive Transaction. In addition to the foregoing, subject to the terms and conditions of this Agreement, Purchaser shall not (and shall cause its Affiliates not to) take or fail to take any action that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting the ability of such party to fully perform its obligations pursuant to this Agreement.

(c) The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or any Other Antitrust Regulations at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect to any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company and Purchaser shall be provided the opportunity to review and comment on any filings (as contemplated by Section 10.04(a)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission, provided that such materials may be redacted to (A) remove references to commercially or competitively-sensitive information, and (B) address reasonable attorney-client privilege or confidentiality concerns, and such comments will be considered by the other party in good faith; provided further, that copies of filings made under the HSR Act need not be shared.

ARTICLE XI

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS

11.01 Survival. None of the representations or warranties set forth in Article IV, Article V or Article VI, in any Ancillary Agreement or in any other document, agreement, instrument or certificate delivered in connection herewith shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing, except for Fraud. None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed.

11.02 Exclusive Remedy. From and after (a) the date hereof until the Closing, Purchaser’s and its Non-Recourse Parties’ sole and exclusive remedy against the Company and its Subsidiaries, Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 9.01 or Section 13.16 in accordance with the terms hereof, and (b) the Closing, Purchaser’s and its Non-Recourse Parties’ sole and exclusive remedy against Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein expressly surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01 and the provisions of the Escrow Agreement. The limits imposed on Purchaser’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. None of Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.02 shall limit a party’s right to (i) seek specific performance of the other parties’ obligations hereunder in accordance with Section 13.16, (ii) seek recovery under the R&W Insurance Policy related to a breach or inaccuracy in any representation or warranty made in this Agreement, or (iii) bring a claim (and, if successful, recover damages) for Fraud.

ARTICLE XII

TAX MATTERS

12.01 Allocation of Certain Taxes. In the case of any Straddle Period, (a) the amount of any Taxes based on or measured by income, receipts, payments, or payroll of the Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (b) the amount of other Taxes of the

Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period; provided, further, that all Transaction Tax Deductions shall be allocated to a Pre-Closing Tax Period to the extent such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Tax Period.

12.02 Pre-Closing Tax Returns. Purchaser shall prepare and file, or cause to be prepared and filed, on a timely basis all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period (including, for the avoidance of doubt, a Straddle Period) that are due after the Closing Date, taking into account all valid extensions with respect to Pre-Closing Tax Periods. Each such Tax Return shall be prepared on a basis consistent with the past customs, practices and accounting methods of prior similar Tax Returns of the Company and its Subsidiaries (including applicable methods and elections) for the immediately preceding taxable period, unless otherwise required by applicable Law or this Agreement (the “Preparation Principles”). Purchaser shall provide a draft of each such Tax Return to Seller prior to filing for Seller’s review and comment (provided, that Seller’s review and comment rights shall become inoperative once the Closing Cash Proceeds is finally determined hereunder) at least twenty (20) days prior to the date on which such Tax Return is required to be filed (taking into account applicable extensions; provided, however, if such Tax Return is required to be filed within ninety (90) days following the Closing Date, Purchaser shall provide a copy of such Tax Return to Seller as soon as commercially reasonable, but in any event at least 10 days prior to the due date of such Tax Return. Purchaser shall accept any reasonable comments provided by Seller in writing at least ten (10) days before the date on which such Tax Return is due to be filed (or at least five (5) days before the date on which such Tax Return is due to be filed in the case of a Tax Return required to be filed within ninety (90) days following the Closing Date) (taking into account any extensions), with any comments consistent with the Preparation Principles deemed to be reasonable and thus accepted. The parties agree that the Transaction Tax Deductions shall, to the extent such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Tax Period be reflected in the Pre-Closing Tax Period on all applicable Income Tax Returns. Purchaser shall, or shall cause the Company and its Subsidiaries to, (i) make the election pursuant to Revenue Procedure 2011-29, 2011-18 IRB 746, such that seventy percent (70%) of any success-based fees will be deductible for U.S. federal and applicable state or local income tax purposes and shall be included in the calculation of Transaction Tax Deductions, and (ii) not elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any analogous or similar state, local, or non-U.S. law) on any Tax Return to the extent such net operating losses arose in a Pre-Closing Tax Period.

12.03 Cooperation on Tax Matters. Following the Closing, Purchaser and the Company, on the one hand, and Seller, on the other hand, and their respective Affiliates shall reasonably cooperate, at the requesting party’s cost, in the preparation and review of all Tax Returns of any Acquired Company for any Tax period and the conduct of any Tax proceeding involving any Acquired Company, in each case to the extent relating to the Company and its Subsidiaries, and otherwise with respect to tax matters attributable to the Acquired Companies. Such cooperation shall include the retention and, upon the other party’s reasonable request, furnishing prior years’ Tax Returns of the Company or any of its Subsidiaries or return preparation packages containing information relevant to the preparation of such Tax Returns and making employees and representatives available for discussion of such Tax matters.

12.04 Amended Tax Returns; Tax Elections. Except as otherwise required by applicable Law, following the Closing, Purchaser will not, and will cause each of the Company or any of its Subsidiaries not to, without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed): (a) file (other than in accordance with Section 12.02), re-file, amend, or otherwise modify any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, (b) make (other than in accordance with Section 12.02), revoke or change any election with respect to the Company or any of its Subsidiaries with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (c) voluntarily approach any Tax authority with respect to any Tax Returns or Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period through any voluntary disclosure agreement process (or similar process) (but, for the avoidance of doubt, this clause (c) shall not be interpreted to prevent the Company and its Subsidiaries from filing Tax Returns pursuant to Section 12.02 in the ordinary course of business (it being understood that filing a Tax Return in connection with a voluntary disclosure agreement process (or similar process) is not in the ordinary course of business), (d) file any ruling or request with any Tax authority that relates to Taxes or Tax Returns of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (e) waive or agree to waive or extend the statute of limitations relating to any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or (f) compromise, concede or settle any Tax liability of the Company or any of its Subsidiaries in respect of a Pre-Closing Tax Period; in the case of each of (a) through (f), to the extent such action (or inaction) would reasonably be expected to (i) affect the calculation of the Income Tax Amount hereunder or the calculation of Taxes included in Closing Working Capital hereunder, or (ii) impact the tax positions taken by the Company and its Subsidiaries with respect to (A) the distributions made by the Company or any of its Subsidiaries on October 1, 2020, July 9, 2021, or December 30,2022; (B) that certain Intracompany Promissory Note, dated February 28, 2023 as indebtedness for federal Income Tax purposes; or (C) that certain Intracompany Promissory Note, dated March 23, 2023 as indebtedness for federal Income Tax purposes (collectively, clauses (A) through (C), the “Subject Tax Positions”) (the foregoing procedures pursuant to which Purchaser must obtain Seller’s prior written consent, “Process #1”); provided, however, that notwithstanding the foregoing, with respect to clauses (e) and (f), in lieu of obtaining Seller’s prior written consent in accordance with the foregoing procedures, Purchaser, at its option, may, after notifying Seller and thereafter without any obligation to obtain Seller’s consent in accordance with the foregoing procedures, take the actions described in clauses (e) and (f), but in such case (1) no such action or anything attributable thereto shall affect the final determination of Closing Cash Proceeds, and (2) if such action is in respect of a proceeding, audit, or similar action by a taxing authority in respect of a Subject Tax Position, Purchaser will use commercially reasonable efforts to, solely to the extent attributable to such Subject Tax Position, keep Seller reasonably informed regarding the progress thereof and consult in good faith with Seller with respect thereto (the foregoing procedures pursuant to which Purchaser, at its option, chooses to not obtain Seller’s consent, “Process #2”). The parties acknowledge and agree that, for the avoidance of doubt, if (x) Purchaser proceeds under Process #1 with respect to clause (e) or (f) of this Section 12.04, (y) Seller thereafter unreasonably withholds, conditions, or delays its consent thereto and (z) Purchaser thereafter takes an action contemplated by clause (e) or (f) of this Section 12.04 without Seller’s consent, then Purchaser shall not be deemed to have proceeded under Process #2.

12.05 Transfer Taxes. At Closing or, if due thereafter, promptly when due all transfer, property, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other similar fees and charges (together with any penalties, interest, or additions with respect to any such Tax) applicable to, arising out of or imposed upon the purchase and sale of the Company Units pursuant to this Agreement (“Transfer Taxes”) shall be paid by Purchaser. Purchaser shall prepare and file any related Tax Return with respect to such Transfer Taxes and Seller shall cooperate reasonably in the preparation of such Tax Returns, and Seller will have the right to review, comment on, and consent (not to be unreasonably withheld, conditioned or delayed) to any such Tax Returns in respect of Transfer Taxes required by applicable Law to be executed by Seller.

12.06 Section 336 and Section 338 of the Code. No party to this Agreement shall make an election under Section 336 or Section 338 of the Code (or any similar provision under state, local, or non-U.S. Law) with respect to the transactions contemplated by this Agreement.

12.07 FIRPTA Certificate. The Company shall provide a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying that the Company is not a United States real property holding corporation and a notice to be mailed by Purchaser (together with a copy of the certificate) to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2).

12.08 Post-Closing Transactions Not in the Ordinary Course. Purchaser agrees to report all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of the Company Units as occurring on the day following the Closing Date.

12.09 No Intermediary Transaction Tax Shelter. Purchaser shall not take any action or cause any action to be taken with respect to the Company or any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and IRS Notice 2008-111.

12.10 Consolidated Group Matters. Purchaser covenants and agrees that Purchaser (or its direct or indirect owner, if Purchaser is a disregarded entity for U.S. federal income Tax purposes) is or will be a U.S. corporation, which corporation will elect to file a consolidated return with the Company and its applicable Subsidiaries such that the taxable year of the Company and its applicable Subsidiaries will end on the Closing Date for U.S. federal income Tax purposes (and, to the maximum extent permitted by applicable Law, state and local income Tax purposes). All U.S. federal income Tax Returns (and, to the maximum extent permitted by applicable Law, applicable state and local income Tax Returns) of Purchaser and its Affiliates (including the Company and its Subsidiaries) shall be filed in a manner consistent with the foregoing. Seller and Purchaser further agree that the U.S. federal income Tax Return of the Company for such taxable period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that (a) none of Purchaser or the Company or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or non-U.S. Law, and (b) in accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or non-U.S. Law, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by any Company not in the ordinary course of business or taken by or at the direction of Purchaser or any Affiliate thereof, in each case, that occur on the Closing Date but after the Closing shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date.

12.11 Intended Tax Treatment. The parties hereto agree that (a) for U.S. federal (and applicable state and local) income Tax purposes, the parties shall treat the redemption of the Redeemed Units (as defined in the Redemption Agreement) as integrated with the sale of the Company Units pursuant to this Agreement pursuant to Zenz v. Quinlivan, 213 F.2D 917 (6th Cir. 1954) and (b) unless otherwise required by a final “determination” within the meaning of Code Section 1313(a), no party shall take any position (on any Tax Return or otherwise) that is inconsistent with such intended Tax treatment for U.S. federal (or applicable state and local) income Tax purposes.

12.12 Tax Sharing Agreements. All Tax sharing agreements, Tax indemnity agreements or similar agreements that provide for the allocation, apportionment, sharing, or assignment of Tax liability between any of the Acquired Companies, on the one hand, and Seller or any of Seller’s Affiliates (other than any Acquired Company), on the other hand, shall be terminated as of the Closing Date and, following the Closing, no Acquired Company shall be bound thereby or have any Liability thereunder.

12.13 Applicable Tax Law. Notwithstanding anything herein to the contrary, if Purchaser plans to take an action or make a determination (including, among other things, making or not making an election, taking or not taking a position, or calculating an amount in a certain way) described in the definition of “Income Tax Amount” or this Article XII because Purchaser believes that such action or determination (including, for the avoidance of doubt, the tax principles that inform a determination described in the definition of “Income Tax Amount”) is required by applicable Law, then Purchaser shall inform Seller of its intent to do so at least 10 Business Days before the date on which it plans to do so. If Purchaser and Seller disagree, and are unable to reasonably promptly resolve their disagreement, as to whether such an action or determination is required by applicable Law, then the parties shall promptly submit such disagreement to an independent national accounting firm for prompt resolution (which firm shall be mutually and reasonably agreed by the Purchaser and Seller) (the “Tax Arbiter”) (and the fees and expenses of the Tax Arbiter shall be borne by (x) the Purchaser if the Tax Arbiter agrees with the position of the Seller and (y) the Seller if the Tax Arbiter agrees with the position of the Purchaser); provided, that for the avoidance of doubt, it is the intent of this Section 12.13 that if the Purchaser and Seller disagree as to whether such an action or determination is required by applicable Law, and are unable to reasonably promptly resolve such disagreement, then such action or determination shall not be made (unless Seller consents to such action or determination (which consent may be withheld in Seller’s sole discretion)) until the Tax Arbiter resolves such dispute; provided, further, if the Tax Arbiter finds that either Seller’s or Purchaser’s position is “more likely than not” supportable (or supportable at a higher level of confidence), then such position shall automatically prevail.

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. Unless otherwise required by applicable Law or stock exchange requirements (in the reasonable opinion of counsel), no press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of Purchaser and Seller, unless required by Law or stock exchange requirements (in the reasonable opinion of counsel) in which case Purchaser and Seller shall have the right to review and comment on such press release or announcement prior to publication; provided, that Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their fundraising and reporting activities, and following the consummation of the transactions contemplated herein, Seller and its Affiliates shall retain the right to disclose the Company’s and its Subsidiaries’ historical sales and earnings information for the period during which the Company was owned by Seller. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

13.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the Seller Documents, the Company Documents, and the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company and its Subsidiaries shall be paid by Seller or, prior to the Closing, by the Company and its Subsidiaries, or (b) by Purchaser shall be paid by Purchaser. Without limiting the generality of the foregoing and for the avoidance of doubt, (i) Purchaser shall pay any and all expenses relating to the R&W Insurance Policy and (ii) Seller and Purchaser shall each pay one-half of all filing fees in connection with any HSR Act or Other Antitrust Regulation filing or any regulatory approval required by any Governmental Body in connection with the transactions contemplated by this Agreement.

13.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery services (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth on Schedule 13.03, or at such other address as such party may specify by written notice to the other party hereto.

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Purchaser or the Company without the prior written consent of the other parties hereto; provided, that, (i) immediately prior to or at Closing, Purchaser may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of the Purchaser; provided, further, that no such assignment shall relieve Purchaser of any of its obligations under this Agreement, and (ii) at or following the Closing, each of Purchaser and the Company may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties’ obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of Article IV, Article V and Article VI; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article IV or Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by Seller, the Company and Purchaser. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08 Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

13.09 Third Party Beneficiaries. Section 8.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, and Section 13.14 shall be enforceable by K&E. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (a) the parties to this Agreement, (b) for purposes of Section 8.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, and (c) for purposes of Section 13.14, K&E.

13.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by.pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

13.11 GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE DISCLOSURE SCHEDULES ATTACHED HERETO AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.

13.12 Exclusive Jurisdiction; WAIVER OF JURY TRIAL.

(a) Except for disputes, controversies or claims arising under Section 2.04 (which will be in accordance with the dispute resolution provisions set forth therein), in the event of litigation arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), each of the parties hereto, (i) irrevocably submits itself to the exclusive jurisdiction of the courts of the Delaware Court of Chancery located in New Castle County (or if such court shall not have jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware, in each case, located in New Castle County, Delaware), including to the jurisdiction of all courts to which an appeal may be taken from such courts (the “Chosen Courts”), in any proceeding arising out of or relating to this Agreement, any of the transactions contemplated by the Agreement or any facts and circumstances leading to its execution or performance and confirmation of any arbitration award hereunder, (ii) agrees that all claims in respect of any such proceeding must be brought, heard and determined exclusively in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any proceeding arising out of or relating to this Agreement, any of the transactions contemplated by the Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any proceeding so brought. Notwithstanding the previous sentence, a party may commence any dispute, controversy or claim in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such proceeding, including any appeal thereof.

(b) Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.03 hereof. Nothing in this Section 13.12, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or in equity.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

13.13 Prevailing Party. Except as otherwise provided in Section 2.04, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby; provided that, notwithstanding the foregoing, no prevailing party in any such action shall be entitled to an award of attorneys’ fees based on any contingent, “success fee” or similar arrangement.

13.14 Legal Representation. Following consummation of the transactions contemplated hereby, the Company’s and its Subsidiaries’ current and former legal counsel (including Kirkland & Ellis LLP (“K&E”)) may serve as counsel to each and any of Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including Seller and its Affiliates), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of Seller and its Non-Recourse Parties shall be solely that of K&E. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of K&E’s representing of the Company or any of its Subsidiaries in any matter relating in any way to Seller, AE Industrial Partners, LP and their respective Affiliates or in connection with the transactions contemplated by this Agreement (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, “Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, Seller. For the avoidance of doubt, as to any Privileged Materials, Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and Seller, AE Industrial Partners, LP and their respective Affiliates shall have the right to assert any of the Privileges against the Company and its Subsidiaries. Purchaser further agrees that, on its own behalf and on behalf of its Subsidiaries (including, following the Closing, the Company), K&E’s retention by the Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Company shall cause each of its future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 13.14 and take any and all other steps necessary to effect the agreements in this Section 13.14.

13.15 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.16 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith, and no party shall assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity. No party pursuing an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.16 will be required to provide any bond or other security in connection therewith. The remedies available to the Company and Seller pursuant to this Section 13.16 will be in addition to any other remedy to which they were entitled at law or in equity.

(b) If, before the Outside Date, any party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (i) for the period during which such action is pending and until such action has been finally resolved by a non-appealable ruling by an arbitrator or court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days, or (ii) by such greater time period established by the court or arbitrator presiding over such action, as the case may be.

13.17 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first above written.

COMPANY:

AMPAC INTERMEDIATE HOLDINGS, LLC

By:	/s/ Hal Murdock
Name:	Hal Murdock
Its:	President

SELLER:

COYOTE ULTIMATE HOLDINGS, LLC

By:	/s/ Hal Murdock
Name:	Hal Murdock
Its:	President

Signature Page to Securities Purchase Agreement

PURCHASER:

NEWMARKET CORPORATION

By:	/s/ Bryce D. Jewett, III
Name:	Bryce D. Jewett, III
Its:	Vice President and General Counsel

Signature Page to Securities Purchase Agreement